Exhibit 2.1

EXECUTION VERSION

SECURITIES PURCHASE AGREEMENT

by and among

SCRE INVESTMENTS, INC.,

IPC EQUITY HOLDINGS LIMITED,

VSCRE HOLDINGS, LLC

and

VENTAS, INC.

September 6, 2006

TABLE OF CONTENTS

SECTION 1. ACQUISITION OF SECURITIES AND ACQUIRED IPC INTEREST RIGHTS		1

1.1.	Purchase and Sale of Securities and Acquired IPC Interest Rights.	1

SECTION 2. PURCHASE PRICE AND PAYMENT		2

2.1.	Purchase Price and Escrowed Letter of Credit.	2
2.2.	Adjustments and Apportionments.	2
2.3.	Payments and Computations.	4

SECTION 3. REPRESENTATIONS AND WARRANTIES REGARDING SELLER		4

3.1.	Organization and Good Standing.	4
3.2.	Power and Authorization.	4
3.3.	No Conflicts and Consents.	5
3.4.	Ownership of the Securities and Acquired IPC Interest Rights.	5
3.5.	Book Value.	6
3.6.	Prospectus.	6
3.7.	Investment Representations.	6

SECTION 4. REPRESENTATIONS AND WARRANTIES REGARDING VSCRE AND ITS SUBSIDIARIES		6

4.1.	Organization and Good Standing.	7
4.2.	Power and Authorization.	7
4.3.	Capitalization.	7
4.4.	No Conflicts and Consents.	8
4.5.	Limited Operations, Assets and Liabilities; Financial Statements.	9
4.6.	Real Property.	10
4.7.	Taxes.	11
4.8.	Litigation.	12
4.9.	Labor Matters.	13
4.10.	Contracts and Commitments.	13
4.11.	Existing Condition.	14
4.12.	Compliance with Laws and Permits.	14
4.13.	Environmental.	15
4.14.	Transactions With Affiliates.	17
4.15.	Insurance.	17
4.16.	Indebtedness.	17
4.17.	No Certificates of Need or Provider Agreements.	18
4.18.	Operator Matters.	18
4.19.	HCG Real Property Assets.	20
4.20.	Elmcroft Real Property Assets.	20
4.21.	Brokers.	20

SECTION 5. REPRESENTATIONS AND WARRANTIES OF BUYER		20

5.1.	Incorporation and Good Standing.	20
5.2.	Power and Authorization.	21

5.3.	Validity of Contemplated Transactions.	21
5.4.	Consents.	21
5.5.	Litigation.	21
5.6.	Sufficient Funds.	21
5.7.	Capitalization; Stock Consideration.	22
5.8.	SEC Documents; Financial Statements.	22
5.9.	Existing Condition.	22
5.10.	Brokers.	23
5.11.	Domestic Control.	23

SECTION 6. COVENANTS OF THE PARTIES UNTIL CLOSING		23

6.1.	Conduct of Business Pending Closing.	23
6.2.	Access.	25
6.3.	Consents and Cooperation.	26
6.4.	No Solicitation.	27
6.5.	Disclosure Schedule.	29
6.6.	Indebtedness.	29
6.7.	Pending Agreements.	31
6.8.	IPC REIT Status.	31
6.9.	Environmental Reliance Letters.	31
6.10.	Pre-Closing Transactions.	31
6.11.	Employment Matters.	32
6.12.	Continuing Subleases.	32

SECTION 7. CONDITIONS PRECEDENT TO BUYER’S OBLIGATIONS		32

7.1.	Deliveries at Closing.	32
7.2.	Representations and Warranties.	33
7.3.	Performance of Covenants.	33
7.4.	No Material Adverse Effect.	33
7.5.	Approvals.	34
7.6.	Legal Matters.	34
7.7.	Outstanding Indebtedness.	34
7.8.	Consummation of Pre-Closing Transactions.	34
7.9.	Lease Documents.	34
7.10.	Employment Agreements.	34
7.11.	Title Insurance.	35
7.12.	Transfer Taxes.	35
7.13.	Non-Competition Agreements.	35
7.14.	HCG Management Agreements.	35
7.15.	HCG Subleases	35

SECTION 8. CONDITIONS PRECEDENT TO SELLER’S AND VSCRE’S OBLIGATIONS		35

8.1.	Deliveries at Closing.	35
8.2.	Representations and Warranties.	36
8.3.	Performance of Covenants.	36
8.4.	Approvals.	36
8.5.	Legal Matters.	36

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8.6.	Lease Documents.	36
8.7.	Assumed Property Debt.	36
8.8.	Registration Rights Agreement.	36

SECTION 9. CLOSING		37

9.1.	Time and Place of Closing; Extension.	37
9.2.	Deliveries at the Closing by Seller.	37
9.3.	Deliveries at the Closing by the Buyer.	39
9.4.	Concurrent Closing and Escrow Provisions for IPC REIT Transactions.	40

SECTION 10. TERMINATION AND ABANDONMENT		41

10.1.	Termination.	41
10.2.	Procedure for Termination and Effect.	42

SECTION 11. INDEMNIFICATION		45

11.1.	Survival.	45
11.2.	Indemnification.	46

SECTION 12. CERTAIN ADDITIONAL COVENANTS AND AGREEMENTS		49

12.1.	Casualty.	49
12.2.	Condemnation Pending Closing.	50
12.3.	Earn-Out Payments.	51
12.4.	Transaction Taxes.	51
12.5.	Reliance Letters.	52
12.6.	Right of First Offer.	52
12.7.	Completion of Lease Documents.	54
12.8.	Guarantor.	54
12.9.	Certain IPC REIT Tax Returns	55

SECTION 13. DEFINITIONS		56

SECTION 14. MISCELLANEOUS		69

14.1.	Construction.	69
14.2.	Further Assurances and Notice of Certain Matters.	70
14.3.	Costs and Expenses.	70
14.4.	Notices.	70
14.5.	Assignment and Benefit.	71
14.6.	Amendment, Modification and Waiver.	72
14.7.	Governing Law; Consent to Jurisdiction.	72
14.8.	Currency.	72
14.9.	Section Headings and Defined Terms.	72
14.10.	Severability.	72
14.11.	Counterparts.	73
14.12.	Entire Agreement.	73

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SCHEDULES:

Schedule 2.1(c)	Purchase Price Allocation

Schedule 7.2	Prospectus Exceptions

Schedule 9.2(g)	Seller Consent Letter Signatories

Schedule 9.2(h)	Auditor Consent Letter Signatories

Schedule 13-1	Facility Operators

Schedule 13-2	Financial Statements

Schedule 13-3	HCG Management Agreements

Schedule 13-4	HCG Subleases

Schedule 13-5	Pending IPC Agreements

Schedule 13-6	Pending Property Agreements

Schedule 13-7	Specified Debt

Schedule 13-8	Swap Contracts

EXHIBITS:

Exhibit A	Pending Property Agreements and Pending IPC Agreements

Exhibit B-1	Legal Opinion with respect to IPC REIT from Seller’s Counsel

Exhibit B-2	Memorandum of Counsel

Exhibit B-3	Letter from IPC AL Real Estate Investment Trust to Counsel

Exhibit C	Legal Opinion with respect to Buyer’s Corporate Standing and Common Stock from the General Counsel of Buyer

Exhibit D	Agreement Regarding Leases

Exhibit E	Amber Court Sublease

Exhibit F	Guaranty of Agreement Regarding Leases

Exhibit G	Guaranty of Lease and Rent Payment Agreement

Exhibit H-1	Seller Consent Letter

Exhibit H-2	Auditor Consent Letter

Exhibit I	Earn-Out Guaranty

Exhibit J	Mulloy Employment Agreement

Exhibit K	Wesley Employment Agreement

Exhibit L	Letter of Credit Escrow Agreement

Exhibit M	Lease Guaranty

Exhibit N	Non-Competition Agreement

Exhibit O	Property Lease

Exhibit P	Registration Rights Agreement

Exhibit Q	Steps Memorandum

Exhibit R	Transfer Tax Memorandum

Exhibit 4.19	Representations and Warranties of VSCRE in Respect of HCG Real Property Assets and Related Disclosure Letter

Exhibit 4.20	Representations and Warranties of VSCRE in respect of Elmcroft Real Property Assets and Related Disclosure Letter

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SECURITIES PURCHASE AGREEMENT

SECURITIES PURCHASE AGREEMENT (this “Agreement”), dated as of September 6, 2006, by and among SCRE Investments, Inc., a Delaware corporation (“Seller”), VSCRE Holdings, LLC, a Delaware limited liability company (“VSCRE”), IPC Equity Holdings Limited, a Cayman Islands company (the “Guarantor”), and Ventas, Inc., a Delaware corporation (the “Buyer”). Capitalized, undefined terms used in this Agreement shall have the respective meanings ascribed to them in Section 13 hereof.

R E C I T A L S:

WHEREAS, Seller owns, beneficially and of record, 100% of the issued and outstanding membership interests (the “Securities”) of VSCRE;

WHEREAS, VSCRE and/or one or more Subsidiaries are (or, with respect to the Amber Court Real Property Asset, will be) parties to the Pending Property Agreements providing for the acquisition by VSCRE and/or such Subsidiaries of the Acquired Properties;

WHEREAS, VSCRE (or its designee) owns or shall as of the Closing Date own, beneficially and of record, beneficial trust interests (“Trust Units”) of IPC REIT representing 49.78% of the outstanding equity interests of IPC REIT (the “Current IPC Holdings”) and, pursuant to the Pending IPC Agreements, Seller (or its designee) has or shall as of the Closing Date have the right (the “Acquired IPC Interest Rights”) to acquire Trust Units representing 50.22% of the outstanding equity interests of IPC REIT (the “Remainder IPC Interests”); and

WHEREAS, Seller desires to sell to the Buyer (or its designee), and the Buyer (or its designee) desires to purchase from Seller, the Securities and the Acquired IPC Interest Rights, in each case on the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements herein contained, the parties hereto, each intending to be legally bound, hereby agree as follows:

SECTION 1. ACQUISITION OF SECURITIES AND ACQUIRED IPC INTEREST RIGHTS

1.1. Purchase and Sale of Securities and Acquired IPC Interest Rights.

Subject to the terms and conditions of, and on the basis of and in reliance upon the covenants, agreements and representations and warranties set forth in, this Agreement, at the Closing, Seller shall sell, transfer, convey, assign, and deliver to the Buyer (or its designee), and the Buyer (or its designee) shall purchase and acquire from Seller, free and clear of all Encumbrances (other than Permitted Encumbrances), the Securities and the Acquired IPC Interest Rights.

SECTION 2. PURCHASE PRICE AND PAYMENT

2.1. Purchase Price and Escrowed Letter of Credit.

(a) The aggregate purchase price for the Securities and Acquired IPC Interest Rights payable by the Buyer to Seller shall be $648,896,338 (the “Base Purchase Price”), consisting of: (i) an amount in cash equal to (A) $583,896,338 (the “Base Cash Consideration”), minus (B) any Seller Transaction Costs which are not paid in full prior to the Closing and which are payable from and after the Closing by the Buyer, VSCRE or any Subsidiary, minus (C) the outstanding principal balance of the Assumed Property Debt allocable to the Real Property Assets as of the Closing Date, minus (D) any withholding taxes required by Law to be withheld from the amount payable to Seller hereunder, plus (E) any Buyer Transaction Costs which are not paid in full prior to the Closing and which are payable from and after the Closing by Seller (the resulting amount of the Base Cash Consideration, less or plus, as applicable, the amounts described in the immediately preceding clauses (B), (C), (D) and (E), the “Cash Consideration”), as further increased or decreased in accordance with Sections 2.2(c), 12.1 and 12.2 (the “Closing Adjustments”); and (ii) $65,000,000 of the Base Purchase Price in the form of 1,708,279 shares of Buyer Common Stock, which number of shares of Buyer Common Stock shall be equitably adjusted for any stock dividend, stock split, recapitalization, reclassification, recombination or the like with respect to the entire class of Buyer Common Stock which occurs on or before the Closing Date (such shares of Buyer Common Stock, as so equitably adjusted, the “Stock Consideration”). The Base Purchase Price (as adjusted by the Closing Adjustments with respect to the Cash Consideration) is hereinafter referred to as the “Final Purchase Price.”

(b) On the date hereof, the Buyer shall deposit the Escrowed Letter of Credit with the Escrow Agent to secure the Buyer’s obligations hereunder and as an inducement to each of Seller and VSCRE to enter into and perform its respective obligations under this Agreement. The Escrowed Letter of Credit shall be administered in accordance with the Escrow Agreement.

(c) Schedule 2.1(c) hereto sets forth an allocation (the “Allocation”) of the Final Purchase Price to the Real Property Assets, lists each of the Real Property Assets and sets forth the portion of the Final Purchase Price that is allocable to each of the Real Property Assets (each, an “Allocable Portion”); provided, however, that such Allocation and the respective Allocable Portions shall be subject to adjustment by the Buyer on the Closing Date to reflect the allocation of the Assumed Property Debt, if any, outstanding on the Closing Date and any Buyer Debt Expenses incurred by the Buyer pursuant to Section 6.6 among, and the effect thereof on the Initial Lease Basis with respect to, each relevant Real Property Asset. None of Seller, VSCRE, the Subsidiaries or the Buyer shall take any position for Income Tax purposes (whether in audits, Tax Returns or otherwise) that is inconsistent with the Allocation (as so adjusted) unless required to do so by applicable Law. In the event that any Tax authority disputes the Allocation (as so adjusted, if applicable), Seller or the Buyer, as the case may be, shall promptly notify the other party of the nature of such dispute.

2.2. Adjustments and Apportionments.

(a) Seller and the Buyer hereby acknowledge and agree that, as of the Closing Date: (i) certain costs and expenses relating to the Real Property Assets, including,

without limitation debt service under the Assumed Property Debt (all such costs and expenses, collectively, “Real Property Expenses”), (A) may have accrued during and be applicable for the period prior to the Closing Date (the “Pre-Closing Period”) but will not be due and payable by the applicable Subsidiary of Seller until after the Closing Date (such accrued expenses, if any, that are unpaid as of the Closing Date being hereinafter referred to as “Accrued Expenses”) or (B) will not accrue until, or may be applicable for, the period on or after the Closing Date (the “Post-Closing Period”) but have been paid by one or more Subsidiaries of Seller during the Pre-Closing Period (such unaccrued expenses, if any, that have been prepaid as the Closing Date being hereinafter referred to as “Prepaid Expenses”); (ii) certain income and revenue relating to the Real Property Assets, including rental income and any amounts paid by the applicable Subsidiary of Seller as a deposit, or to otherwise be held in escrow, to secure such Subsidiary’s obligations with respect to any Real Property Asset, (A) may have accrued during and be applicable for the Pre-Closing Period but will not be due and payable by such Subsidiary until after the Closing Date (such accrued income, revenue and deposits, if any, that are unpaid as of the Closing Date being hereinafter referred to as “Accrued Income”) or (B) will not accrue until, or may be applicable for, the Post-Closing Period but have been paid by one or more of such Subsidiaries during the Pre-Closing Period (such unaccrued income, revenue and deposits, if any, that has been prepaid as of the Closing Date being hereinafter referred to as “Prepaid Income”). Subject to the Lease Documents and the other provisions herein contained, including, without limitation, Section 2.1(c), the expenses and income, revenue and deposits described in this Section 2.2(a) shall be prorated as of 12:01 a.m. (New York time) on the Closing Date and apportioned (on the basis of a 365-day year) to (A) Seller with respect to the Pre-Closing Period and (B) the Buyer with respect to the Post-Closing Period (it being hereby further acknowledged and agreed by the parties hereto that each of the Tenants shall, pursuant and subject to the terms of the respective Property Leases, be responsible for all Real Property Expenses relating to each of the Real Property Assets leased by such Tenant with respect to the Post-Closing Period, other than debt service relating to the Post-Closing Period under the Assumed Property Debt, as set forth in the respective Property Leases). Notwithstanding the foregoing, to the extent a Tenant pursuant to the terms of a Property Lease shall be responsible for any costs or expenses contemplated to be adjusted for hereunder with respect to the Post-Closing Period, there shall be no proration of such amount pursuant to this Section 2.2.

(b) Not later than ten Business Days prior to the Closing Date, Seller shall prepare and deliver to the Buyer a written statement setting forth, as of the Closing Date, a reasonably detailed good faith calculation of the apportionments contemplated by Section 2.2(a) for each of the Real Property Assets. The Buyer shall have the right to review such written statement and shall notify Seller of any objection thereto within three Business Days after the receipt thereof. Seller and the Buyer shall negotiate in good faith to attempt to resolve any such objection made by the Buyer, provided that if such parties are unable to agree upon a reasonably detailed calculation of such apportionments at least five Business Days prior to the Closing Date, such dispute shall be resolved by a nationally recognized accounting firm reasonably acceptable to each of Seller and the Buyer. If Seller and the Buyer cannot agree upon such accounting firm, then Deloitte & Touche LLP shall be designated to resolve such dispute. The fees and expenses of any such accounting firm shall be shared equally between the Buyer and Seller. If the Buyer does not notify Seller of any such objection within such three Business Day period, the Buyer shall be deemed to have agreed with the apportionments specified in Seller’s written statement. If, after the Closing, an error or omission in the calculation of the apportionments set forth above is found by one of the parties hereto, such error or omission shall be promptly corrected and the party hereto who received any over-payment as a result thereof shall pay the amount of such over-payment to the party hereto entitled thereto, provided that such obligation to correct apportionments shall survive the Closing for a period of 365 days.

(c) Without duplication of any amounts apportioned pursuant to the Agreement Regarding Leases or any Property Lease, the Base Cash Consideration (i) shall be (A) reduced by the excess, if any, of the aggregate amount of Accrued Expenses over the aggregate amount of Prepaid Expenses and (B) increased by the excess, if any of the aggregate amount of Prepaid Expenses over the aggregate amount of Accrued Expenses, and (ii) shall be (A) reduced by the excess, if any, of the aggregate amount of Prepaid Income over the aggregate amount of Accrued Income and (B) increased by the excess, if any of the aggregate amount of Accrued Income over the aggregate amount of Prepaid Income, in the case of each of the foregoing clauses (i) and (ii), as such amounts are mutually agreed or finally resolved in accordance with Section 2.2(b).

2.3. Payments and Computations.

All payments to be made under this Agreement by any party hereto shall be paid by wire transfer of immediately available funds to the account or accounts designated by the party receiving such payment. All computations of interest with respect to any amounts due from or to either party hereto pursuant to this Agreement will be made on the basis of a year of 365 days, in each case for the actual number of days (excluding the first day, but including the last day) occurring in the period for which such interest is payable.

SECTION 3. REPRESENTATIONS AND WARRANTIES REGARDING SELLER

As a material inducement to the Buyer to enter into and perform its obligations under this Agreement, except as set forth in the Disclosure Schedule, Seller hereby represents and warrants to the Buyer as of the date hereof and as of the Closing Date as follows:

3.1. Organization and Good Standing.

Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all necessary corporate power and authority to carry on its business as presently conducted.

3.2. Power and Authorization.

Seller has all requisite corporate power and authority to enter into and perform its obligations under this Agreement and under the other Transaction Documents to which it is a party. The execution, delivery and performance by Seller of the Transaction Documents to which it is a party have been duly authorized by all necessary corporate or other action. This Agreement has been duly and validly executed and delivered by Seller and constitutes the legal, valid and binding obligation of Seller, enforceable against it in accordance with its terms and, when executed and delivered as contemplated herein, each other Transaction Document to which Seller is a party will constitute the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, in each case subject to applicable bankruptcy, insolvency and similar laws affecting the enforceability of creditors’ rights generally, general equitable principles, the discretion of courts in granting equitable remedies and matters of public policy.

3.3. No Conflicts and Consents.

(a) Subject to Seller obtaining, on or before the Closing, all of the consents, authorizations, waivers by or filings with any Governmental Entity or other Person set forth in Section 3.3(a) of the Disclosure Schedule (collectively, the “Seller Consents”), the execution, delivery and performance of this Agreement and the other Transaction Documents to which Seller is a party do not and will not (with or without the passage of time or the giving of notice): (i) violate or conflict with the certificate of incorporation, bylaws or other organizational documents of Seller; (ii) violate or conflict with any Law binding upon Seller or, subject to Seller obtaining the Seller Consents on or before Closing, violate or conflict with, result in a breach of, constitute a default or otherwise cause any loss of benefit, in any material respect, under any material agreement or other material obligation to which Seller is a party or by which Seller is bound (including, without limitation, any Pending Property Agreement or the Pending IPC Agreements or any other Contracts set forth in Section 4.10 of the Disclosure Schedule), except, in each case, for such violations, conflicts, breaches, defaults or losses as would not have a material adverse effect upon the ability of Seller to enter into or perform its obligations under this Agreement or any other Transaction Document; or (iii) result in, require or permit the creation or imposition of any Encumbrance (other than any Permitted Encumbrance) upon or with respect to any of the Securities, the Acquired IPC Interest Rights or the Remainder IPC Interests. Other than the Seller Consents, and except for such consents, authorizations, waivers or filings as to which the failure to obtain would not have a material adverse effect upon the ability of Seller to enter into or perform its obligations under any of the Transaction Documents, no consent, authorization, waiver by or filing with any Governmental Entity or other Person is required in connection with the execution, delivery and performance of the Transaction Documents (as applicable) by Seller or the consummation by Seller of the transactions contemplated thereby.

(b) There are no Proceedings pending against Seller, VSCRE or any Subsidiary or, to the Knowledge of Seller, threatened against Seller, VSCRE or any Subsidiary that question any of the transactions contemplated by, or the validity of, the Transaction Documents which, if adversely determined, would have an adverse effect upon the ability of Seller to enter into or perform its obligations under any of the Transaction Documents to which it is a party.

3.4. Ownership of the Securities and Acquired IPC Interest Rights.

Seller owns, beneficially and of record, all right, title and interest, and has good and valid title, in and to the Securities, free and clear of any Encumbrance (other than Permitted Encumbrances). There are no shareholder, equity or interest holder or other agreements affecting the right of Seller to convey the Securities (or rights therein) or assign the Acquired IPC Interest Rights (or rights therein), respectively, to the Buyer as contemplated hereby or any other right of Seller with respect to the Securities or Acquired IPC Interest Rights, and subject to

Seller obtaining the applicable Seller Consents, Seller has the absolute right, authority, power and capacity to sell, transfer, convey, assign and deliver the Securities and the Acquired IPC Interest Rights, to the Buyer as contemplated hereby, free and clear of any Encumbrance (except for Permitted Encumbrances and restrictions imposed generally by applicable securities Laws). Subject to Seller obtaining the applicable Seller Consents, upon delivery to the Buyer of the certificates or other instruments representing the Securities and the Acquired IPC Interest Rights at the Closing as contemplated hereby, the Buyer will acquire good and valid title in and to the Securities and the Acquired IPC Interest Rights, free and clear of any Encumbrance (except for Permitted Encumbrances and applicable securities Laws restrictions).

3.5. Book Value.

As of the date hereof and until the Closing Date, Seller has and will have a book equity value, determined in accordance with GAAP (but excluding the indebtedness of Seller and/or its Affiliates set forth in Section 3.5 of the Disclosure Schedule), of not less than $25,000,000.

3.6. Prospectus.

As of April 28, 2006, the Prospectus did not and, except as set forth in Schedule 7.2 delivered to the Buyer as provided in Section 7.2, on the Closing Date, the Prospectus will not, include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

3.7. Investment Representations.

Seller (a) is acquiring the Stock Consideration for investment, and without any present intention of transferring such securities to any other Person, and neither Seller nor any other Person acquiring such securities directly or indirectly from Seller shall sell or otherwise transfer such securities in a manner that would constitute a “distribution” as such term is used in the Securities Act of 1933, as amended (the “Securities Act”); (b) has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its investment decision with respect to the Stock Consideration; (c) acknowledges that the Stock Consideration has not been registered under the Securities Act or any state securities laws and may not be transferred unless subsequently registered thereunder or pursuant to an valid exemption from registration; and (d) is an “accredited investor” as such term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

SECTION 4. REPRESENTATIONS AND WARRANTIES REGARDING VSCRE AND ITS SUBSIDIARIES

As a material inducement to the Buyer to enter into and perform its obligations under this Agreement, except as set forth in the Disclosure Schedule, Seller and VSCRE hereby jointly and severally represent and warrant to the Buyer as of the date hereof and as of the Closing Date (except as otherwise herein indicated) as follows; provided, however, that the representations and warranties contained in this Section 4 (other than Sections 4.19 and 4.20 or as expressly provided in the respective Pending Property Agreements with respect to the HCG

Real Property Assets and the Elmcroft Real Property Assets) shall not apply to the HCG Real Property Assets or the Elmcroft Real Property Assets or any assets, liabilities or entities relating thereto, irrespective of the fact that the transactions contemplated by the Pending Property Agreements with respect to the HCG Real Property Assets and the Elmcroft Real Property Assets may have been consummated prior to the Closing Date:

4.1. Organization and Good Standing.

VSCRE and each Subsidiary (other than IPC REIT) is a limited liability company or limited partnership, and IPC REIT is a trust, in each case duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and VSCRE and each Subsidiary has all necessary power and authority to conduct its business as presently conducted and to own and lease the properties and assets used in connection therewith and to perform all of its obligations under each agreement and instrument by which it is bound. VSCRE and each Subsidiary is qualified to do business and is in good standing in each jurisdiction where the nature or character of the property owned, leased or operated by it or the nature of the business transacted by it makes such qualification necessary, except where the failure to be so qualified or in good standing would not reasonably be expected have a Material Adverse Effect. Section 4.3(b) of the Disclosure Schedule sets forth all jurisdictions in which VSCRE or any Subsidiary is qualified to do business, in each case identifying the entity or entities so qualified to do business in such jurisdictions except where failure to so qualify would not have a Material Adverse Effect.

4.2. Power and Authorization.

VSCRE has all requisite organizational power and authority to enter into and perform its obligations under this Agreement and under the other Transaction Documents to which it is a party. The execution, delivery and performance by VSCRE of this Agreement and the other Transaction Documents to which it is a party have been duly authorized by all necessary organizational or other action. This Agreement has been duly and validly executed and delivered by VSCRE and constitutes the legal, valid and binding obligation of VSCRE, enforceable against it in accordance with its terms and, when executed and delivered as contemplated herein, each Transaction Document to which VSCRE is a party will constitute the legal, valid and binding obligation of VSCRE, enforceable against VSCRE in accordance with its terms, in each case subject to applicable bankruptcy, insolvency and similar laws affecting the enforceability of creditors’ rights generally, general equitable principles, the discretion of courts in granting equitable remedies and matters of public policy.

4.3. Capitalization.

(a) The Securities represent all of the issued and outstanding equity interests of VSCRE and are owned, beneficially and of record, by Seller. There are no outstanding offers, options, warrants, rights, agreements or commitments of any kind (contingent or otherwise), including employee benefit arrangements, relating to the issuance, conversion, registration, voting, sale, repurchase or transfer of any equity interests or other securities of VSCRE or obligating VSCRE or any other Person to purchase or redeem any such equity interests or other securities. All of the Securities have been duly authorized, are validly issued and outstanding, are fully paid and nonassessable and have been issued and are held in compliance with all applicable securities and other Laws. No securities (including, without limitation, the Securities) issued by VSCRE since the date of its formation were, and as of the Closing Date will have been, issued in violation of any statutory or common law preemptive rights. There are no dividends or distributions which have accrued or been declared but are unpaid on any Securities.

(b) Section 4.3(b) of the Disclosure Schedule sets forth for each Subsidiary as of the Closing Date: (i) its name, jurisdiction and date of formation or organization; (ii) the amount of each class or series of its authorized equity interests; and (iii) the amount of issued and outstanding interest of each class or series of its equity interests, the names of each record holder thereof, and the amount or percentage interest thereof held by such holder. Other than the IPC Minority Interests and the Remainder IPC Interests, all of the outstanding equity interests of each Subsidiary are or on the Closing Date will be directly or indirectly beneficially owned by VSCRE. Other than with respect to the IPC Minority Interests and the Remainder IPC Interests (in each case as noted in Section 4.3(b) of the Disclosure Schedule), there are no outstanding offers, options, warrants, rights, agreements or commitments of any kind (contingent or otherwise), including employee benefit arrangements, relating to the issuance, conversion, registration, voting, sale, repurchase or transfer of any equity interests or other securities of any Subsidiary or obligating any Subsidiary or any other Person to purchase or redeem any such equity interests or other securities. All of the issued and outstanding equity interests of each Subsidiary (other than the Remainder IPC Interests), and to the Knowledge of Seller, all of the Remainder IPC Interests, have been issued and are held in compliance with all applicable securities and other Laws. No securities issued by any Subsidiary since the date of its formation or organization were, and as of the Closing Date will have been, issued in violation of any statutory or common law preemptive rights. There are no dividends or distributions which have accrued or been declared but are unpaid on the outstanding equity interests of any Subsidiary.

4.4. No Conflicts and Consents.

Subject to Seller obtaining the Seller Consents on or before Closing, the execution, delivery and performance by VSCRE of the Transaction Documents to which it is a party do not and will not (with or without the passage of time or the giving of notice): (i) violate or conflict with the declaration of trust, articles or certificate of formation or organization, limited liability company or operating agreement, partnership agreement or other organizational document of VSCRE or any Subsidiary; (ii) violate or conflict with any Law binding upon VSCRE or any Subsidiary, except as would not reasonably be expected to have a Material Adverse Effect; (iii) violate or conflict with, result in a breach of, constitute a default or otherwise cause any loss of benefit under any Contract to which VSCRE or any Subsidiary is a party, or by which either of them or any of their assets is otherwise bound (including, without limitation, any Pending Property Agreement or the Pending IPC Agreements or any other Contracts set forth in Section 4.10 of the Disclosure Schedule), except, in each case, for such violations, conflicts, breaches, defaults or losses as would not reasonably be expected to have a Material Adverse Effect; (iv) result in the creation of an Encumbrance (other than a Permitted Encumbrance) pursuant to, or give rise to any penalty, acceleration of remedies, right of termination or otherwise cause any alteration of any rights or obligations of any party under any Contract to which either VSCRE or any Subsidiary is a party or by which any of them or any of their assets are otherwise bound, except any such Encumbrance, penalty or right as would not reasonably be expected to have a Material Adverse Effect; or (v) other than the applicable Seller Consents, require any consent, notice, authorization, waiver by or filing with any Governmental Entity or other Person, except (A) as would not reasonably be expected to have a Material Adverse Effect or (B) for filings that are caused, upon consummation of the transactions contemplated hereby, by the nature of the Buyer’s business and/or corporate structure. Other than the Seller Consents, and except for such consents, authorizations, waivers or filings as to which the failure to obtain would not have a Material Adverse Effect, no consent, authorization, waiver by or filing with any Governmental Entity or other Person is required in connection with the execution, delivery and performance of the Transaction Documents (as applicable) by VSCRE or the consummation by VSCRE of the transactions contemplated thereby.

4.5. Limited Operations, Assets and Liabilities; Financial Statements.

(a) VSCRE and each Subsidiary was formed or organized solely for the purpose of engaging in, and has since its formation or organization engaged solely in, the business of investing in, owning and/or leasing the Real Property Assets. Neither VSCRE nor any Subsidiary owns, or has owned since its date of formation or organization, any assets or properties (whether real, personal, tangible, intangible or mixed) other than the Real Property Assets or the right to acquire Real Property Assets pursuant to the Pending Property Agreements and the Pending IPC Agreements and, as of immediately prior to the Closing, neither VSCRE nor any Subsidiary will own any assets or properties (including, without limitation, any Excluded Assets) other than the Real Property Assets.

(b) VSCRE and/or one or more Subsidiaries has or will have as of immediately prior to the Closing good and valid title, free and clear of all Encumbrances (other than Permitted Encumbrances) to the Real Property Assets, and the Real Property Assets are sufficient and adequate to carry on their respective business as presently conducted, in all material respects.

(c) As of the date hereof, except for Permitted Encumbrances, there are no material liabilities or obligations of VSCRE or any Subsidiary, whether accrued, absolute, contingent or otherwise, other than those specifically set forth in Section 4.5 of the Disclosure Schedule and, as of the Closing, except for Permitted Encumbrances, neither VSCRE nor any Subsidiary will have any material liabilities or obligations (including, without limitation, any Excluded Liabilities), whether accrued, absolute, contingent or otherwise, other than the Assumed Property Debt.

(d) To the Knowledge of Seller and VSCRE, the unaudited Financial Statements of the Subject Entities (i) present fairly the financial position of each respective Subject Entity at June 30, 2006 and the results of each respective Subject Entity’s operations for the periods then ended, (ii) have been prepared from the books and records of each respective Subject Entity, and (iii) have been prepared in accordance with GAAP except that such Financial Statements do not include a statement of cash flows or notes to the Financial Statements, and the Financial Statements for the Non-GAAP Entities have been prepared on an income tax basis of accounting, which is a comprehensive basis of accounting that differs from GAAP.

4.6. Real Property.

(a) Section 4.6(a) of the Disclosure Schedule sets forth, as of immediately prior to the Closing, a true, accurate and complete list of the addresses of all real property which will be owned prior to the Closing Date (“Owned Property”) by VSCRE or any Subsidiary and which will be subject to the Lease Documents.

(b) VSCRE and each Subsidiary (as applicable) has or will have as of immediately prior to the Closing, insurable title in fee simple to all of the Owned Properties free and clear of any Encumbrance except for any Permitted Encumbrances. Seller has provided or made available to the Buyer true, accurate and complete copies of all existing surveys, title insurance policies and their respective exception documents, to the extent in the possession of VSCRE or any Subsidiary (the “Title and Survey Materials”). Except as disclosed in the Title and Survey Materials, neither VSCRE nor any Subsidiary has received written notice that (i) any building or structure, to the extent of the premises owned or leased by VSCRE or any Subsidiary, or (ii) any appurtenance thereto or equipment therein, or (iii) the ownership, operation or maintenance thereof violates in any material respect any restrictive covenant or any rule adopted by any national, state or local association or board of insurance underwriters. Neither VSCRE nor any Subsidiary has received written notice of any pending or threatened condemnation proceeding, special assessment, tax certiorari or similar proceeding with respect to any Owned Property. Except as disclosed in the Title and Survey Materials, to the Knowledge of VSCRE, the applicable covenants, easements or rights-of-way affecting any Owned Property do not in any material respect impair VSCRE’s or any Subsidiary’s ability to use such Owned Property in the operation of its business as conducted presently and as of immediately prior to the Closing. Except as disclosed in the Title and Survey Materials, VSCRE and each Subsidiary (as applicable) has, in all material respects, sufficient access to public roads, streets or the like or valid perpetual easements over private streets, roads or other private property for such ingress to and egress from the Owned Properties to use them in the operation of the business of VSCRE and the Subsidiaries as conducted presently and as of immediately prior to the Closing. For the purposes of this Section 4.6(b), “insurable title” is deemed to be such title as a nationally reputable title company will insure at standard rates.

(c) Neither VSCRE nor any Subsidiary has received any written notice (i) of any pending or contemplated rezoning proceeding affecting any Owned Property, or (ii) from any utility company or municipality of any fact or condition that would be reasonably likely to result in the discontinuation of presently available sewer, water, electric, gas, telephone or other utilities or services for the Owned Properties.

(d) Neither VSCRE nor any Subsidiary is or, other than as entered into in accordance with Section 6.1(b), as of immediately prior to the Closing will be, party to any lease or license with respect to any Owned Property other than: (i) immaterial leases entered into in the ordinary course of business, consistent with past practice, with concessionaires at the facilities located on the Real Property Assets and (ii) leases terminable by VSCRE or a Subsidiary within 30 days notice without any penalty or premium.

(e) To VSCRE’s Knowledge, no part of any Owned Property, including, without limitation, any building or improvement thereon, is subject to any purchase option, right of first refusal or first offer or other similar right, except for Permitted Encumbrances.

(f) All brokerage commissions and other compensation and fees for which VSCRE or Subsidiary would be liable at or after Closing by reason of the acquisition of any Owned Property have been or will be paid in full on or before Closing.

(g) The Real Property Assets, and the improvements, equipment and systems thereon, are in good condition and working order and there are no items of deferred maintenance with respect thereto which have not been completed except as set forth in Section 4.6(g) of the Disclosure Schedule.

4.7. Taxes.

(a) VSCRE and each Subsidiary (other than IPC REIT) is and has been since the date of its formation or organization disregarded as an entity separate from its owner within the meaning of Treasury Regulation section 301.7701-3(b)(1)(ii), and a similar treatment obtains for state income tax purposes.

(b) VSCRE and each Subsidiary has timely filed (after giving effect to any filing extensions) all Tax Returns required to be filed by it and all such Tax Returns were true, correct, and complete in all material respects, and VSCRE and each Subsidiary has paid all material Taxes required to be paid by it (whether or not shown as due on such Tax Returns). VSCRE and each Subsidiary has withheld and paid all material withholding Taxes required to be withheld or paid by it.

(c) None of the Buyer, Seller, VSCRE or any Subsidiary is required to deduct or withhold any Taxes in respect of the transactions contemplated by this Agreement or the exercise of the Acquired IPC Interest Rights except such Taxes as Seller will have paid as of the Closing.

(d) There is no Proceeding, investigation, audit or claim now pending against or with respect to VSCRE or any Subsidiary in respect of any Tax or assessment, nor has any claim for additional Tax or assessment been asserted against or with respect to VSCRE or any Subsidiary by any Tax authority.

(e) Since January 1, 2002, no claim has been made by any Tax authority in a jurisdiction where VSCRE or any Subsidiary has not filed a Tax Return that it is or may be subject to Tax by such jurisdiction, nor to VSCRE’s Knowledge is any such assertion threatened.

(f) With respect to VSCRE and each Subsidiary, (i) there is no outstanding request for any extension of time within which to pay any Taxes or file any Tax Returns, (ii) there has been no waiver or extension of any applicable statute of limitations for the assessment or collection of any Taxes of VSCRE or any of the Subsidiaries, (iii) neither VSCRE nor any of the Subsidiaries is a party to any agreement, whether written or unwritten, providing for the payment of Taxes, payment for Tax losses, entitlements to refunds or similar Tax matters and (iv) no ruling with respect to Taxes (other than a request for determination of the status of a qualified pension plan) has been requested by or on behalf of VSCRE or any of the Subsidiaries.

(g) Neither Seller, VSCRE, nor any Subsidiary is a “foreign person” within the meaning of Section 1445 of the Code.

(h) For each Tax year since its inception and for the current Tax year treating such year as ending as of the Closing Date, IPC REIT will have been subject to taxation as a real estate investment trust within the meaning of Section 856 of the Code (a “REIT”), has satisfied all requirements to qualify as a REIT and, except for the Tax year including the date hereof, has paid dividends qualifying for the dividends paid deduction under Section 561 of the Code sufficient for IPC REIT not to be subject to income or excise taxation under Sections 856 or 4981 of the Code, other than for any income or excise Taxes paid. For the period since the end of its last Tax year, IPC REIT has operated, and intends to continue to operate, in such a manner so as to continue to qualify as a REIT, treating such period as a Tax year, and has not taken or omitted to take any action which would reasonably be expected to result in a challenge to its status as a REIT and no such challenge is pending or, to the Knowledge of VSCRE, has been threatened. Each holder of Trust Units is, and has since IPC REIT’s inception been, treated as a separate shareholder of IPC REIT for purposes of Section 856(a)(5) of the Code.

(i) IPC REIT has adequately reserved for all material Taxes payable by, or in respect of, IPC REIT for which no Tax Return has yet been filed, except for Taxes of which the failure to pay would not (i) result in any Encumbrance (other than a Permitted Encumbrance) on IPC REIT or its assets or any Trust Units or (ii) result in the Buyer becoming liable or responsible therefor in any respect.

(j) IPC REIT is not a party to or bound by any Tax allocation, indemnity or sharing agreement.

(k) IPC REIT is a “domestically controlled qualified investment entity” within the meaning of Section 897(h) of the Code determined as though its current Tax year ends on the Closing Date.

(l) IPC REIT does not have any earnings and profits attributable to any “non-REIT year” (within the meaning of Section 857 of the Code) of IPC REIT or any other corporation.

(m) As of December 31, 2005, the tax basis of the assets held by IPC REIT is not less than $68,750,000, and any gain recognized from such assets, if recognized by IPC REIT, would not be subject to tax under Section 337(d) of the Code and the regulations thereunder.

4.8. Litigation.

Except for the Seller Consents, there are no material Proceedings instituted against either VSCRE or any Subsidiary or their respective directors (or persons in similar positions), trustees, officers, interest or equity holders, partners or members in their capacities as such, pending or, to the Knowledge of VSCRE, threatened and there are no Proceedings instituted against any Affiliate of VSCRE or any Subsidiary pending or, to the Knowledge of VSCRE, threatened which have had or could reasonably be expected to have a Material Adverse Effect. Except for the Seller Consents, neither VSCRE nor any Subsidiary is bound by any judgment, award, determination, order, writ, injunction or decree of any court or federal, state, municipal or governmental department or any commission, board, bureau, agency, instrumentality, administrator or arbitrator, which has had or could reasonably be expected to have a Material Adverse Effect.

4.9. Labor Matters.

(a) Neither VSCRE nor any Subsidiary is a party to or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is VSCRE or any Subsidiary the subject of a proceeding asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel VSCRE or any Subsidiary to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other material labor dispute or disputes involving VSCRE or any Subsidiary pending, or to the Knowledge of VSCRE, threatened. To the Knowledge of VSCRE, there is no activity involving any of VSCRE’s or its Subsidiaries’ employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

(b) There are no employee benefit plans, policies or arrangements, including but not limited to, any “employee benefit plan” (within the meaning of Section 3(3) of ERISA), sponsored, maintained or contributed to, or required to be contributed to, by VSCRE or any Subsidiary. No entity required to be aggregated with VSCRE or any Subsidiary under Section 414(b), (c), (m) or (o) of the Code, has ever sponsored, maintained or contributed to, or been required to contribute to, any a “multiemployer plan” (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) or any “single employer plan” (within the meaning of Section 4001(a)(15) of ERISA), and no facts exist which, to the Knowledge of VSCRE, could reasonably be expected to result in VSCRE or any subsidiary incurring any material liability under Title IV of ERISA. Neither the execution or delivery of this Agreement or any of the other Transaction Documents nor the consummation of the transactions contemplated hereby or thereby will, either by itself or in conjunction with a subsequent event, result in any payment that will not be deductible under Section 280G of the Code.

4.10. Contracts and Commitments.

Section 4.10 of the Disclosure Schedule sets forth a complete and accurate list of each material Contract (as amended and in effect) to which VSCRE or any Subsidiary is a party, or by which any of them or any of their respective assets is otherwise bound, including, without limitation, each Pending Property Agreement and Pending IPC Agreement (in each case as amended and in effect as of the date hereof), and attached hereto as Exhibit A are true, accurate and complete copies of such Pending Property Agreements and Pending IPC Agreements. Seller has provided or made available to the Buyer true, accurate and complete copies of such material Contracts. Neither Seller, VSCRE nor any Subsidiary is in breach or default with respect to any such material Contract (except for such breaches or defaults as would not reasonably be expected to have a Material Adverse Effect) and, to the Knowledge of VSCRE, no other party thereto is in breach or default with respect to any such material Contract (except for such breaches or defaults as would not reasonably be expected to have a Material Adverse Effect), and, provided Seller obtains the Seller Consents on or before the Closing Date, no event has occurred which, with due notice or lapse of time or both, would constitute such a default. Neither VSCRE nor any Subsidiary has received any written notice of any breach or default with respect to any Contract. To the Knowledge of VSCRE, no fact, circumstance or event exists or has occurred which has resulted in or would reasonably be expected to result in (a) any of the representations and warranties contained in any of the Pending Property Agreements or Pending IPC Agreements to not be true and correct in all material respects, or (b) any of the covenants and agreements contained any of the Pending Property Agreements or Pending IPC Agreements to not be performed in accordance, in all material respects, with their respective terms.

4.11. Existing Condition.

Since January 1, 2006, there has not occurred: (a) any Material Adverse Effect or any event, change or effect which would reasonably be expected to have a Material Adverse Effect; (b) any entry into, or any amendment, termination or receipt of notice of termination of, any Contract which is required to be disclosed in the Disclosure Schedule, or any material transaction; (c) any sale, assignment, conveyance, transfer, lease, or other disposition of any material asset or property of VSCRE or any Subsidiary or imposition of any Encumbrance (other than Permitted Encumbrances) on any material asset or property of VSCRE or any Subsidiary; or (d) any material revaluation by VSCRE or any Subsidiary of any of its assets, including, without limitation, any write off or write down of notes or accounts receivable, except in the case of each of the foregoing clauses (b) (other than with respect to any Pending Property Agreement or Pending IPC Agreement), (c) and (d) any such entry, amendment, termination, receipt of notice of termination, sale, assignment, conveyance, transfer, lease or other disposition or material revaluation as is contemplated by, or is reasonably necessary to effect, the transactions set forth in the Steps Memorandum.

4.12. Compliance with Laws and Permits.

(a) VSCRE and each Subsidiary is in compliance in all material respects with and, since its formation or organization, has not received any notice of any material violation or delinquency with respect to, any applicable Laws.

(b) VSCRE and each Subsidiary (as applicable) possesses or, as of immediately prior to the Closing, will possess all material governmental licenses, permits, registrations, filings, orders, qualifications, approvals and authorizations (collectively, and together with the Environmental Permits, “Permits”) which are required in order for VSCRE and any Subsidiary (as applicable) to conduct its business as conducted presently in all material respects and as of immediately prior to the Closing and to own or use its respective assets and properties as such assets and properties are owned and used by the VSCRE and/or any Subsidiary as of the date hereof and immediately prior to the Closing.

(c) Section 4.12(c) of the Disclosure Schedule sets forth a list of all of the Permits of VSCRE and/or any Subsidiary, together with a reasonable description thereof. Seller has provided or made available to the Buyer true, accurate and complete copies of all such Permits in its possession or control.

(d) Each Permit is valid and in full force and effect. Neither VSCRE nor any Subsidiary is in default or violation of any of the Permits in any material respect, and: (i) no Permit has been revoked, suspended, subject to non-renewal, terminated or impaired in any material respect, (ii) neither VSCRE nor any Subsidiary is subject to any pending or, to the Knowledge of VSCRE, threatened Proceeding seeking the revocation, suspension, non-renewal, termination, modification or impairment of any Permit in any material respect, and (iii) to the Knowledge of VSCRE, there is no existing condition of VSCRE or any Subsidiary, nor has VSCRE or any Subsidiary received any written notice from any Governmental Entity of any fact or condition, which, if left uncured, would result in the revocation, limitation, modification, termination, suspension, non-renewal or impairment of any Permit, except where such revocation, limitation, modification, termination, suspension, non-renewal or impairment, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. Neither VSCRE nor any Subsidiary is operating under any order or decree by any Governmental Entity or any voluntary agreement with any Governmental Entity which restricts in any material respect VSCRE’s or any Subsidiary’s authority to do the business authorized pursuant to any applicable Permit or which would prohibit or delay, in any material respect, the consummation of the transactions contemplated hereby. Subject to obtaining the Seller Consents, none of the Permits will be subject to revocation, limitation, modification, termination, suspension, non-renewal or impairment as a result of the consummation of the transactions contemplated hereby, except where such revocation, limitation, modification, termination, suspension, non-renewal or impairment, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

4.13. Environmental.

Other than as specifically disclosed in any Environmental Report or engineering report listed in Section 4.13 of the Disclosure Schedule:

(a) VSCRE and each Subsidiary is and has been in material compliance with all applicable Environmental Laws and has received no written notice of any unresolved potential liability, violation or delinquency with respect to any Environmental Law, including, without limitation, any agreement with any Person, or any Permit or order from, any governmental, regulatory or administrative authority. Neither VSCRE, any Subsidiary, any of the Real Property Assets nor any real property formerly owned or operated by VSCRE or any Subsidiary is or has been subject to any material claim, judgment, decree, order, arbitration award, lien or deed restriction by any Person relating to Environmental Laws.

(b) VSCRE and each Subsidiary has obtained and is in compliance, or as of immediately prior to the Closing, will have obtained and be in compliance in all material respects, with all Permits required under Environmental Laws (“Environmental Permits”) for the conduct of its business and such Permits are set forth in Section 4.13 of the Disclosure Schedule. Each Environmental Permit remains in full force and effect, is not subject to appeal or any pending, or to the Knowledge of VSCRE, threatened Proceedings and complete applications for all new, modified or renewed Environmental Permits that are presently due or pending have been submitted on a timely basis and VSCRE has not received any notice that any such Environmental Permit will not be issued or renewed with terms and conditions that are consistent with the present or proposed conduct of the business of VSCRE and each Subsidiary and the ownership and/or use of the Real Property Assets.

(c) There is no Environmental Claim pending or, to the Knowledge of VSCRE, threatened against VSCRE or any Subsidiary or otherwise relating to any of the Real Property Assets. There are no past or present actions, activities, circumstances, conditions, facts, events or incidents, including, without limitation, the Release, emission, discharge, presence or disposal of any Hazardous Materials, that would reasonably be expected to: (i) form the basis of any Environmental Claim relating to any of the Real Property Assets or against VSCRE or any Subsidiary; or (ii) prevent VSCRE’s or any Subsidiaries’ continued compliance with applicable Environmental Laws.

(d) To the Knowledge of VSCRE, none of the Real Property Assets or any real property formerly owned or operated by VSCRE or any Subsidiary contains or includes (i) any underground storage tanks, piping or sumps (or other underground structures) or other containers which contain Hazardous Materials, or (ii) any wetlands subject to regulation under any Environmental Law.

(e) To the Knowledge of VSCRE, none of the Real Property Assets, VSCRE or the Subsidiaries is or will be required to incur material cost or expense within the next five years in order to cause its operations as of immediately prior to the Closing or properties to achieve or maintain compliance with applicable Environmental Laws.

(f) There has been no Release or, to the Knowledge of Seller and VSCRE, threatened Release of any Hazardous Material at any location which could reasonably be expected to give rise to any actual or alleged liability on the part of VSCRE or any Subsidiary.

(g) There has not been any claim against VSCRE, any Subsidiary or any of their respective predecessors arising out of any lead-containing or asbestos-containing material or, in each case, the exposure to or Release thereof and none of the operations of VSCRE or its Subsidiaries could reasonably be expected to form the basis of any such claim.

(h) Neither VSCRE nor any Subsidiary has any obligation under any agreement with any Person or pursuant to an order of a Governmental Entity for conducting any site investigation or cleanup. Neither VSCRE nor any Subsidiary has, either expressly or by operation of law, assumed or undertaken any liability or corrective, investigatory or remedial obligation of any other Person relating to any Environmental Law or Releases of Hazardous Materials.

(i) True, accurate and complete copies of all environmental site assessment reports, investigations, remediation or compliance studies, audits, assessments or similar documents (“Environmental Reports”) which are in the possession, custody or control of Seller, VSCRE or any Subsidiary and relate to the Real Property Assets have been provided to the Buyer.

4.14. Transactions With Affiliates.

Section 4.14 of the Disclosure Schedule sets forth every Contract, agreement, undertaking, understanding or compensation arrangement of VSCRE and/or any Subsidiary with any Affiliate thereof and any interest of any Affiliate in any property, real, personal or mixed, tangible or intangible, that is owned, leased or used by VSCRE or any Subsidiary, in each case that will not terminate or otherwise be of no further force or effect as of the Closing. Seller has provided or made available to the Buyer true, accurate and complete copies of each Contract, agreement, undertaking, understanding or compensation arrangement listed in Section 4.14 of the Disclosure Schedule. To the Knowledge of VSCRE, no Family Member has been a director (or person in a similar position) or executive officer of, or has had any direct or indirect interest in (excluding the ownership of no more than 2% of the outstanding securities in any publicly traded company) any Person that has transacted business with VSCRE or any Subsidiary during the past two years.

4.15. Insurance.

As of immediately prior to the Closing, VSCRE and each Subsidiary will maintain insurance under various insurance policies, as set forth in Section 4.15 of the Disclosure Schedule. Seller has, or as of not less than three Business Days prior to the Closing will have, provided to the Buyer a true, accurate and complete description of each such insurance policy listed in Section 4.15 of the Disclosure Schedule. VSCRE and each Subsidiary has complied in all material respects with all terms and conditions of such policies, including premium payments, and such policies are in full force and effect. Neither VSCRE nor any Subsidiary has received: (a) any written notice of cancellation of any policy or binder of insurance required to be identified in Section 4.15 of the Disclosure Schedule or refusal of coverage thereunder; (b) any written notice that any issuer of such policy or binder has filed for protection under applicable bankruptcy or insolvency laws or is otherwise in the process of liquidating or has been liquidated; or (c) any other indication that any such policy or binder may no longer be in full force or effect or that the issuer of any such policy or binder may be unwilling or unable to perform its obligations thereunder. There is no claim pending by or on behalf of VSCRE or any Subsidiary against any of the insurance carriers under any of such policies and there has been no actual or alleged occurrence of any kind which would be reasonably expected to give rise to any such claim. Neither VSCRE nor any Subsidiary has made any claims under any such policy at any time since its respective date of formation or organization.

4.16. Indebtedness.

Section 4.16 of the Disclosure Schedule sets forth a list (including each related Contract (as amended and in effect), the principal amount, the maturity date, the collateral or security thereunder and the administrative agent or Person serving in a similar capacity thereunder) of all Indebtedness of VSCRE and each Subsidiary outstanding as of May 31, 2006. Seller has provided or made available to the Buyer true, accurate and complete copies of each such Contract listed in Section 4.16 of the Disclosure Schedule and, subject to obtaining the Seller Consents, neither VSCRE nor any Subsidiary is in material breach or default with respect to any such Contract listed in Section 4.16 of the Disclosure Schedule and, to the Knowledge of VSCRE, no other party thereto is in material breach or default with respect to any such Contract

(except for such breaches or defaults that would not reasonably be expected to be material to VSCRE or any Subsidiary), and no event has occurred which, with due notice or lapse of time or both, would constitute any such default. Neither VSCRE nor any Subsidiary has received any notice of any material breach or default with respect to any such Contract which remains uncured. As of immediately prior to the Closing, neither VSCRE nor any Subsidiary will have, or will otherwise be liable in any respect for, any Indebtedness other than Assumed Property Debt (if any).

4.17. No Certificates of Need or Provider Agreements.

No Certificates of Need or Provider Agreements are used or required in connection with the ownership, operation or maintenance of any of the Real Property Assets. For purposes of this Agreement: (a) the term “Provider Agreements” shall mean any provider agreements with respect to any Real Property Asset under which any Person is eligible to receive payment under Title XVIII or Title XIX of the Social Security Act or any other governmental or quasi-governmental third party payor programs or any private or quasi-private healthcare reimbursement or private payor programs (including so-called “HMO” and “PPO” programs) as well as any other agreement, arrangement, program or understanding with any Governmental Entity or private organization pursuant to which the applicable Real Property Asset qualifies for payment or reimbursement for medical or therapeutic care or other goods or services rendered or supplied to any resident of such Real Property Asset; and (b) the term “Certificate of Need” shall mean a certificate of need or similar permit or approval from a Governmental Entity related to the construction and/or operation of any Real Property Asset for the use of a specified number of beds in a nursing facility, assisted living facility and/or rehabilitation hospital, or alteration of the applicable Real Property Asset or modification of services provided at the applicable Real Property Asset.

4.18. Operator Matters.

(a) Without duplication of the representations and warranties contained in Section 4.12, each Facility Operator has been issued and is, or as of immediately prior to the Closing, will have been issued and will be, in good standing with respect to any and all material governmental licenses, permits, registrations, filings, orders, qualifications, approvals and authorizations (including, without limitation, any of the same issued by a Health Department) that are necessary for the conduct of its business and/or the use and operation (the “Primary Use”) of each of the Real Property Assets as a nursing facility, assisted living facility and/or rehabilitation hospital (collectively, the “Operator Licenses”). Neither VSCRE, any Subsidiary or any Facility Operator nor any Real Property Asset is the subject of any Proceeding, examination or investigation by any Health Department or other Governmental Entity concerning an actual or alleged material violation of any Laws or any Operator Licenses other than in the ordinary course and for which plans of correction that are acceptable to the Health Department or such other Governmental Entity, as the case may be, have been submitted thereto. The Operator Licenses (i) apply to the Real Property Assets and will not be transferred to any location other than the applicable Real Property Assets; and (ii) are not and will not be pledged as collateral for any Indebtedness other than Indebtedness that will be repaid or defeased as contemplated by Section 6.6(a) or Assumed Property Debt. As used herein, “Health Departments” shall mean departments of health and/or any Governmental Entities of the state where any applicable Real Property Asset is located which have jurisdiction over the licensing, ownership and/or operations of such Real Property Asset as an independent, assisted living and/or nursing facility and/or rehabilitation facility being operated or proposed to be operated on the property leased pursuant to the Property Leases.

(b) Neither VSCRE, any Subsidiary nor any Facility Operator is involved in any Proceeding or investigation by or with any Person or Governmental Entity which, if determined or resolved adversely, would have a material adverse impact on the conduct by VSCRE, any Subsidiary or any Facility Operator of its business or on any Real Property Asset.

(c) Seller has made available to the Buyer copies of all of the census information concerning the number of licensed beds and/or units occupied by bona fide residents, rent rolls, monthly financial statements and other reports, materials and information concerning VSCRE’s, Subsidiaries’ and the Facility Operators’ respective business operations and compliance with Laws and Operator Licenses relating to the Primary Use of the Real Property Assets for the periods set forth therein, which are true and correct in all material respects. All material, reports, documents and notices required to be filed, maintained or furnished by VSCRE, any Subsidiary or any Facility Operator to any Governmental Entity with respect to the Primary Use of the Real Property Assets have been so filed, maintained or furnished. There are no defects or deficiencies to or with respect to any Real Property Asset cited in any survey or inspection report provided, submitted or made by or to any Governmental Entity under any Law that remain uncured that would have a material adverse impact on the ownership or operations of the applicable Real Property Asset.

(d) No Facility Operator or Real Property Asset is the subject of any Proceeding, and no written notice of any violation has been issued or, to the Knowledge of Seller and VSCRE, will be issued, by a Governmental Entity that would, directly or indirectly, or with the passage of time, (i) impact the Buyer’s (or its designee’s) ability to accept and/or retain residents at any Real Property Asset as contemplated by the Primary Use of such Real Property Asset, (ii) have a material adverse effect on VSCRE’s, any Subsidiary’s or any Facility Operator’s ability to accept and/or retain residents or to operate any Real Property Asset as contemplated by the Primary Use of such Real Property Asset or result in the imposition of a material fine or payment or for services rendered to eligible residents, or (iii) result in the modification, limitation, annulment, transfer, suspension or revocation of any Operator License.

(e) No written statement of charges or deficiencies has been made or penalty enforcement action has been undertaken against or with respect to any of Seller, VSCRE, the Subsidiaries, any Facility Operator or the Real Property Assets or against any officer, trustee or director (or Persons in similar positions) of any of Seller, VSCRE, the Subsidiaries or the Facility Operators by any Governmental Entity which remains uncured.

(f) None of Seller, VSCRE, the Subsidiaries or the Facility Operators is a participant in any governmental program whereby any Governmental Entity may have the right to recover funds by reason of the advance of governmental funds.

(g) There is no suspension, ban or limitation upon the admission of residents to any Real Property Asset by any Governmental Entity or pursuant to any applicable Law.

(h) No Governmental Entity has (i) made a determination that any Real Property Asset is not in compliance in all material respects with any applicable regulatory requirements which has not been cured; or (ii) taken adverse regulatory action with respect to any Real Property Asset that is material in significance and has not been cured.

4.19. HCG Real Property Assets.

With respect only to the HCG Real Property Assets and any assets, liabilities or entities relating thereto, Seller and VSCRE hereby jointly and severally make the representations and warranties to the Buyer, as of the date hereof and as of the Closing Date (unless otherwise specified in Exhibit 4.19), set forth in Exhibit 4.19 attached hereto, which representations and warranties are, for greater certainty, subject, in each instance, to the disclosure letter attached to Exhibit 4.19.

4.20. Elmcroft Real Property Assets.

With respect only to the Elmcroft Real Property Assets and any assets, liabilities or entities relating thereto, Seller and VSCRE hereby jointly and severally make the representations and warranties to the Buyer, as of the date hereof and as of the Closing Date (unless otherwise specified in Exhibit 4.20), set forth in Exhibit 4.20 attached hereto, which representations and warranties are, for greater certainty, subject, in each instance, to the disclosure letter attached to Exhibit 4.20 (as the same may be deemed to be amended in accordance with the applicable Pending Property Agreement relating to the Elmcroft Real Property Assets as a result of the obligation of the “Seller” to notify the “Purchaser” (as such terms are defined in the Pending Property Agreement with respect to the Elmcroft Real Property Assets) of any breaches by “Seller” of such representations and warranties).

4.21. Brokers.

No Person acting on behalf of VSCRE, any Subsidiary, Seller or any Affiliate thereof or under the authority of any of the foregoing is or will be entitled to any brokers’ or finders’ fee or any other commission or similar fee with respect to which the Buyer, VSCRE or any of their respective Affiliates (with respect to VSCRE, other than Seller) will be liable in connection with any of the transactions contemplated by this Agreement.

SECTION 5. REPRESENTATIONS AND WARRANTIES OF BUYER

As a material inducement to Seller and VSCRE to enter into and perform their respective obligations under this Agreement, the Buyer hereby represents and warrants to Seller and VSCRE as of the date hereof and as of the Closing Date as follows:

5.1. Incorporation and Good Standing.

The Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to conduct its business as presently conducted and to own and lease the properties and assets used in connection therewith.

5.2. Power and Authorization.

The Buyer has all requisite corporate power and authority to enter into and perform its obligations under this Agreement and under any other Transaction Document to which it is a party. The execution, delivery and performance by the Buyer of this Agreement and the other Transaction Documents to which it is a party have been duly authorized by all necessary corporate action. This Agreement has been duly and validly executed and delivered by the Buyer and constitutes the legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms and, when executed and delivered as contemplated herein, each of the Transaction Documents to which the Buyer is a party will constitute the legal, valid and binding obligations of the Buyer, enforceable against the Buyer in accordance with its terms, in each case, subject to applicable bankruptcy, insolvency and similar laws affecting the enforceability of creditors’ rights generally, general equitable principles, the discretion of courts in granting equitable remedies and matters of public policy.

5.3. Validity of Contemplated Transactions.

Neither the execution and delivery of this Agreement nor any other Transaction Document to which the Buyer is a party nor the consummation by the Buyer of the transactions provided for herein or therein will conflict with, violate, or result in a breach of or default under any material contract or agreement to which the Buyer is a party or by which it is bound or any Law, permit, license, order, judgment or decree applicable to the Buyer or any provision of the charter or bylaws of the Buyer, except in each case, for such violations, conflicts, breaches, defaults or losses as would not adversely affect the Buyer’s ability to consummate the transactions contemplated hereby in any material respect.

5.4. Consents.

Except for the Material Consents, no consent, authorization, waiver by or filing with any Governmental Entity or other Person is required in connection with the execution or performance of this Agreement and the other Transaction Documents by the Buyer or the consummation by the Buyer of the transactions contemplated hereby and thereby, except for such consents, authorizations, waivers or filings, as to which the failure to obtain would not adversely affect the Buyer’s ability to consummate the transactions contemplated hereby and thereby in any material respect.

5.5. Litigation.

As of the date hereof, there is no material Proceeding that has been commenced or, to the actual knowledge of the Buyer, threatened against the Buyer that may have the effect of preventing, delaying, or making illegal the transactions contemplated herein.

5.6. Sufficient Funds.

As of the Closing Date, the Buyer will have sufficient funds to consummate the transactions contemplated by this Agreement, including the payment of the Cash Consideration.

5.7. Capitalization; Stock Consideration.

(a) As of the date hereof, the authorized shares of capital stock of the Buyer consist of 190,000,000 shares, consisting of 180,000,000 shares of Buyer Common Stock, of which 103,887,150 shares were issued and outstanding as of April 26, 2006, and 10,000,000 shares of preferred stock, $1.00 par value per share, of which none are issued and outstanding.

(b) The shares of Buyer Common Stock constituting the Stock Consideration, when issued in accordance with the terms of this Agreement, will (i) be duly authorized, validly issued, fully paid and nonassessable, (ii) not be subject to preemptive rights and (iii) be free and clear of Encumbrances (except for restrictions imposed generally by applicable securities Laws).

5.8. SEC Documents; Financial Statements.

(a) The Buyer has filed with the Securities and Exchange Commission (the “SEC”) all reports, schedules, forms, statements and other documents required to be filed with the SEC by the Buyer since January 1, 2006 (collectively, the “SEC Documents”). As of its respective filing date, each SEC Document complied in all material respects with the requirements of the Securities Exchange Act of 1934, as amended, and the Securities Act, as the case may be, as and to the extent applicable thereto, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Document. Except to the extent that information contained in any SEC Document filed and publicly available prior to the date of this Agreement has been revised or superseded by a later filed SEC Document, none of the SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The consolidated financial statements of the Buyer included in the SEC Documents complied in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by the applicable rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented, in accordance with the applicable requirements of GAAP and the applicable rules and regulations of the SEC, the consolidated financial position of that Buyer and its consolidated subsidiaries as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

5.9. Existing Condition.

Since January 1, 2006, there has not occurred any event, change or effect that would reasonably be expected to have a material adverse effect on the ability of the Buyer to perform its obligations (taken as a whole) under the Transaction Documents.

5.10. Brokers.

No Person acting on behalf of the Buyer or any of its Affiliates or under the authority of any of the foregoing is or will be entitled to any brokers’ or finders’ fee or any other commission or similar fee with respect to which VSCRE (prior to the Closing), Seller or any of their respective Affiliates (with respect to Seller, other than VSCRE prior to the Closing) will be liable in connection with any of the transactions contemplated by this Agreement.

5.11. Domestic Control.

The Buyer is, to the Buyer’s knowledge, domestically controlled within the meaning of section 897(h)(4)(B) of the Code. Buyer will own at least 95% of the interests in any assignee of the Buyer that acquires any shares of IPC REIT and the assignee would be, to the Buyer’s knowledge, domestically controlled within the meaning of Section 897(h)(4)(B) of the Code) (such determination to be made as if the assignee were a qualified investment entity and as if the relevant testing period commenced on the Closing Date).

SECTION 6. COVENANTS OF THE PARTIES UNTIL CLOSING

6.1. Conduct of Business Pending Closing.

(a) Except as set forth in Section 6.1(a) of the Disclosure Schedule or as otherwise provided in this Agreement, between the date hereof and the Closing, without the prior written consent of the Buyer (not to be unreasonably withheld or delayed), VSCRE shall, and shall cause each Subsidiary to, and Seller shall cause VSCRE and each Subsidiary to, operate, in all material respects, its respective business only in the ordinary course consistent with past practices and to use commercially reasonable efforts to preserve intact its respective business organization and goodwill in all material respects, including, without limitation, the goodwill and relationships of VSCRE and each Subsidiary with tenants, residents, suppliers, vendors and others having a business relationship with VSCRE or any Subsidiary and, without limiting the foregoing, to:

(i) maintain its respective existence, and discharge debts, liabilities and obligations as they become due, and operate in the ordinary course in a manner consistent with past practice and in compliance in all material respects with all applicable Laws, authorizations, and Contracts (including, without limitation, those identified in the Disclosure Schedule);

(ii) maintain its respective facilities and assets , in all material respects, in the same state of repair, order and condition as they are on the date hereof, reasonable wear and tear excepted;

(iii) maintain, in all material respects, its respective books and records in accordance with past practice, and use commercially reasonable efforts to maintain in full force and effect all authorizations and all insurance policies and binders;

(iv) cause IPC REIT to continue to operate in such a manner as shall be necessary so that IPC REIT continues to qualify as a REIT;

(v) maintain in full force and effect all Permits; and

(vi) file, when due or required (after giving effect to any applicable and valid extension), federal, state, foreign and other Tax Returns and other reports required to be filed and pay when due all Taxes, assessments, fees and other charges lawfully levied or assessed against them, unless the validity thereof is contested in good faith and by appropriate proceedings diligently conducted.

(b) Except (i) as contemplated by, or required in connection with the consummation of the transactions contemplated by the Steps Memorandum, (ii) as set forth in Section 6.1(b) of the Disclosure Schedule, (iii) as otherwise provided in the Transaction Documents, (iv) as required by applicable Law or (v) as required by sound business practice so as to not subject any patient who is a resident at a Real Property Asset to imminent physical harm, between the date hereof and the Closing, without the prior written consent of the Buyer (not to be unreasonably withheld and to be sanctioned or declined (in the case of the latter, if unreasonable) within five Business Days of request therefor by Seller, failing which, consent shall be deemed to have been provided), VSCRE shall not, and shall cause each Subsidiary not to, and Seller shall cause its Affiliates (with respect to VSCRE and its Subsidiaries), VSCRE and each Subsidiary not to:

(i) make any change in, or purchase, redeem or retire, or otherwise grant any option, warrant or other right to purchase or acquire, VSCRE’s or any Subsidiary’s authorized, issued or outstanding equity interests or other securities, or declare or pay any dividend or other distribution (other than cash dividends or distributions) upon any equity interest or other securities of VSCRE or any Subsidiary other than, with respect to any Subsidiary, to another Subsidiary or VSCRE;

(ii) amend (as applicable) in any material respect the declaration of trust, articles or certificate of formation or organization, limited liability company or operating agreement, partnership agreement or other organizational document of VSCRE or any Subsidiary;

(iii) fail to pay or discharge when due any material liability or obligation of VSCRE and the Subsidiaries taken as a whole, except any such liability or obligation that shall be contested in good faith;

(iv) amend in any respect, renew, extend or terminate, or make any election or exercise or waive any option or right under, any Pending Property Agreement or Pending IPC Agreement;

(v) except as otherwise would not be prohibited with respect to a tenant under any Lease Document pursuant to the terms thereof, as if such Lease Document were in effect, subject to Section 6.1(b)(iv), make or enter into any Contract which obligates VSCRE or its Subsidiaries from and after the Closing Date or amend in any material respect or terminate any Contract set forth in Section 4.10 of the Disclosure Schedule;

(vi) enter into any Contract with any Affiliate of Seller (other than VSCRE or any Subsidiary) which obligates VSCRE or any Subsidiary from and after the Closing;

(vii) make any sale, assignment, transfer, abandonment or other conveyance of any Real Property Assets;

(viii) except as otherwise would not be prohibited with respect to a tenant under any Lease Document pursuant to the terms thereof, as if such Lease Document were in effect, subject any of the Real Property Assets to any Encumbrance, other than a Permitted Encumbrance;

(ix) make, change or revoke, or permit to be made, changed or revoked, any election or method of accounting with respect to Taxes;

(x) enter into, or permit to be entered into, any closing or other agreement or settlement with respect to Taxes affecting or relating to VSCRE or any Subsidiary;

(xi) (A) take any action that would result in the termination of the status of IPC REIT as a real estate investment trust within the meaning of section 856 of the Code or (B) omit to take any action required to maintain the status of IPC REIT as a real estate investment trust within the meaning of section 856 of the Code;

(xii) except as otherwise would not be prohibited with respect to a tenant under any Lease Document pursuant to the terms thereof, as if such Lease Document were in effect, enter into any real property lease, sublease or occupancy agreement or assign or sublet any existing real property lease, sublease or occupancy agreement;

(xiii) make any material alteration to any Real Property Asset;

(xiv) incur or otherwise become liable for any Indebtedness (whether as primary obligor, guarantor or otherwise) other than Bridge Debt (subject to Section 6.6); or

(xv) agree or commit to do any of the foregoing.

6.2. Access.

(a) Between the date of this Agreement and the Closing Date, Seller will, and will cause each Subsidiary and each seller under the Pending Property Agreements and the Pending IPC Agreements (other than AL Trust) to, afford to the authorized representatives and agents of Seller and the Buyer free and reasonable access to and the right to inspect the assets, plants, properties, books and records thereof and their respective Affiliates to the extent related to VSCRE, any Subsidiary, any Real Property Asset or the Acquired IPC Interest Rights, and will furnish, or cause to be furnished to, Seller and the Buyer with such additional financial and operating data and other information regarding the same as Seller or the Buyer may from time to time reasonably request and is available to Seller, VSCRE, any Subsidiary or any seller under the Pending Property Agreements or the Pending IPC Agreements (other than AL Trust). Seller will, and will cause each Subsidiary and each seller under the Pending Property Agreements and the Pending IPC Agreements (other than AL Trust) to, make reasonably available for conference any of their respective officers and employees and will attempt to make available their respective agents vendors or suppliers who are involved in the business conducted at any Real Property Asset as reasonably requested by Seller or the Buyer and will supply, or cause to be supplied, to Seller or the Buyer all other information that they reasonably deem necessary to review the Real Property Assets as is available to Seller, VSCRE, any Subsidiary or any seller under the Pending Property Agreements or the Pending IPC Agreements (other than AL Trust). Seller, the Buyer and their respective agents, representatives and designees will also have the continuing right until the Closing to enter in and upon the Real Property Assets to inspect, examine, survey and make test borings, soil bearing tests and any other engineering, structural, building system, environmental, architectural or landscaping test, drawings, investigations or surveys which Seller or the Buyer reasonably deem necessary or appropriate.

(b) Between the date of this Agreement and the Closing Date, Seller will cause the AL Trust to afford to the authorized representatives and agents of the Seller and the Buyer free and reasonable access to and the right to inspect the books and records of the AL Trust to the extent related to the AL Trust’s ownership of Trust Units, such inspection, at all times, to be in the presence of a representative of the AL Trust, and to make reasonably available for conference representatives of the AL Trust to answer questions from representatives of the Buyer or any purchaser of the Acquired IPC Interests Rights designated by the Buyer.

(c) Seller or the Buyer will cooperate with the sellers under the Pending Property Agreements and the Pending IPC Agreements to conduct the inspections, examinations, surveys, tests, drawings, investigations, surveys, reviews and interviews contemplated in this Section 6.2 in such a manner as to cause as little disruption to the business conducted at the Real Property Assets as possible, and (i) Seller will indemnify and save the Buyer harmless from any Damages incurred by the Buyer that directly results from such inspections, examinations, surveys, tests, drawings, investigations, surveys, reviews and interviews conducted by Seller, and (ii) the Buyer will indemnify and save Seller harmless from any Damages incurred by Seller that directly results from such inspections, examinations, surveys, tests, drawings, investigations, surveys, reviews and interviews conducted by the Buyer.

6.3. Consents and Cooperation.

Prior to the Closing, Seller and VSCRE shall use commercially reasonable efforts to obtain all Seller Consents. Without limiting, and in furtherance of, the foregoing, prior to the Closing, Seller, VSCRE and the Buyer shall use commercially reasonable efforts to obtain all consents, permits, approvals of, and exemptions by, any Governmental Entity and all other consents and approvals of Persons (other than any Governmental Entity), in each case as set forth in Section 6.3 of the Disclosure Schedule (collectively, the “Material Consents”). Seller and VSCRE shall reasonably assist and cooperate with the Buyer in preparing and filing all documents required to be submitted by the Buyer to any Governmental Entity in connection with such transactions and in obtaining any relevant Material Consent (which assistance and cooperation shall include, without limitation, the timely furnishing to the Buyer of all information concerning Seller, VSCRE or any Subsidiary that counsel to the Buyer determines, acting practically, is required to be included in such documents or would be helpful in obtaining any such Material Consent). Each of the parties hereto shall use all commercially reasonable efforts to resolve such objections, if any, as may be asserted by any Governmental Entity with respect to the transactions contemplated by this Agreement. In connection therewith, if any administrative or judicial action or proceeding is instituted challenging the transactions contemplated by this Agreement as violative of any applicable Law, each of the parties hereto shall cooperate and use all commercially reasonable efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed, or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent (each an “Order”), that is in effect and that prohibits, prevents, or restricts consummation of such transactions, unless by mutual agreement the Buyer and Seller decide that litigation is not in their respective best interests. Notwithstanding the provisions of the immediately preceding sentence, it is expressly understood and agreed that no party hereto shall have any obligation to litigate or contest any administrative or judicial action or proceeding or any Order beyond the earlier of (i) 60 days after the date of this Agreement or (ii) the date of a ruling or Order preliminarily enjoining such transaction issued by a court of competent jurisdiction. Each of the Buyer, Seller and VSCRE shall use all commercially reasonable efforts to take such action as may be required to cause the expiration of the notice periods under the applicable Laws with respect to such transactions as promptly as possible after the execution of this Agreement. Notwithstanding anything to the contrary herein, (i) none of the Buyer, any of its subsidiaries or any Affiliate thereof shall (a) be required to divest any of its or its subsidiaries’ or Affiliates’ businesses or assets, or (b) to take or agree to take any other action or agree to any limitation that could reasonably be expected to have a Material Adverse Effect or a material adverse effect on the Buyer, any of its subsidiaries or any Affiliates thereof or the Seller or any of its Affiliates from and after the Closing Date and (ii) none of Seller, VSCRE, the Subsidiaries or any Affiliate thereof shall (x) be required to divest any of their respective businesses, or assets, or (y) to take or agree to take any other action or agree to any limitation that could reasonably be expected to have a Material Adverse Effect or a material adverse effect on the Buyer, any of its subsidiaries or any Affiliates thereof or the Seller or any of its Affiliates from and after the Closing Date. Without limiting, and in furtherance of, the foregoing, Seller and VSCRE shall, and shall cause each Subsidiary to, fully cooperate with the Buyer in connection with the Buyer obtaining title policies (and customary endorsements thereto), surveys, zoning reports or certificates and any other property-level inquiries or undertakings sought by the Buyer, acting practically, with respect to the Real Property Assets, and Seller and VSCRE shall, and shall cause each Subsidiary to, grant access to the Real Property Assets and execute and deliver any certificates or affidavits reasonably requested in connection therewith (including any title affidavit and indemnity relating to customary non-imputation endorsements) at or prior to Closing.

6.4. No Solicitation.

During the period commencing on the date hereof and ending on the Termination Date:

(a) Neither Seller, VSCRE, any Subsidiary nor any of its or their respective Affiliates shall, and each of the foregoing shall not allow any Person acting on its behalf to, directly or indirectly, continue, initiate or participate in discussions or negotiations with, or provide any nonpublic information to, any Person (other than the Buyer and its representatives in connection with the transactions contemplated by this Agreement) concerning any sale of assets (other than in the ordinary course of its business and consistent with past practice) or any securities of VSCRE (including, without limitation, the Securities) or any Subsidiary or any merger, consolidation, recapitalization, liquidation or similar transaction involving VSCRE or any Subsidiary (collectively, an “Acquisition Transaction”); provided, however, that Seller, VSCRE, the Subsidiaries and their respective Affiliates may continue, initiate and/or participate in discussions or negotiations with, or provide nonpublic information to, any Person who is a prospective lender of any Indebtedness (“Bridge Debt”) that any of them reasonably determines is necessary for any of them to incur (subject to Section 6.6) solely for the purpose of consummating on or before October 31, 2006 (or such other date agreed upon by the Buyer and Seller in any such case subject to extension pursuant to Section 9.1(b)) the transactions contemplated by the Pending Property Agreements with respect to the HCG Real Property Assets, the Elmcroft Real Property Assets and/or the Amber Court Real Property Asset (as the case may be) in the event that the Closing shall have not occurred as of such date (it being understood that Seller, VSCRE, the Subsidiaries and their respective Affiliates may so continue, initiate and/or participate in such discussions or negotiations, or so provide such nonpublic information, only for the purpose of incurring Indebtedness constituting Bridge Debt from such prospective lender).

(b) Seller and VSCRE shall, and each of them shall cause each relevant Subsidiary to, promptly communicate to the Buyer within two Business Days the terms of any proposal that it may receive after the date of this Agreement in respect of an Acquisition Transaction or any Bridge Debt financing. Any notification under this Section 6.4(b) shall include the identity of each Person making such proposal, the terms of such proposal and any other information with respect thereto as the Buyer may reasonably request.

(c) Seller and VSCRE hereby agree that a monetary remedy for a breach of the agreements set forth in this Section 6.4 will be inadequate and impracticable, and that any such breach would cause the Buyer and its Affiliates irreparable harm. In the event of a breach of this Section 6.4, in addition to any other remedies available to the Buyer, without the requirement of posting any bond or other security, the Buyer shall be entitled to seek equitable remedies in a court of competent jurisdiction regarding this Section 6.4, including, without limitation, the equitable remedy of specific performance with respect to the provisions of this Section 6.4, and shall be entitled to such injunctive relief, including temporary restraining orders, preliminary injunctions and permanent injunctions, as a court of competent jurisdiction shall determine with respect to any such breach of the agreements set forth in this Section 6.4; provided; however, that, in the event that the Buyer terminates this Agreement pursuant to Section 10.1(c), the Buyer’s sole and exclusive remedy in respect of such termination (including any breach by Seller, VSCRE, any Subsidiary or any of their respective Affiliates of the agreements set forth in this Section 6.4) shall be as set forth in Sections 10.2(b) and 10.2(d)(iii), and neither Seller, VSCRE, any Subsidiary nor any of their respective Affiliates shall have any further obligations or liabilities under this Agreement except as otherwise provided in Sections 10.2(b) and 10.2(d)(iii) (as applicable).

(d) For the avoidance of doubt, any breach by Seller, VSCRE, any Subsidiary or any of their respective Affiliates of the provisions of this Section 6.4 shall be deemed a material breach of this Agreement for the purposes of Section 10.1(c).

6.5. Disclosure Schedule.

Simultaneously with the execution and delivery of this Agreement, Seller and VSCRE delivered to the Buyer a disclosure schedule (the “Disclosure Schedule”) containing exceptions to the representations and warranties of Seller and VSCRE set forth in this Agreement and disclosures and responses relating to certain covenants and agreements contained in this Agreement. Subject to the provisions set forth in the Disclosure Schedule, each exception set forth in the Disclosure Schedule and each other disclosure and response to this Agreement set forth in the Disclosure Schedule shall be in reasonable detail and identified by reference to, or shall be grouped under a heading referring to, a specific individual section or subsection (as applicable) of this Agreement. The inclusion of any information in the Disclosure Schedule shall not be deemed an admission or acknowledgement, in and of itself or solely by virtue of the inclusion of such information in the Disclosure Schedule, that such information is required to be set forth therein or that such information is material to Seller, VSCRE, any Subsidiary or their respective business, assets or liabilities. Capitalized terms used and not otherwise defined in the Disclosure Schedule shall have the respective meanings ascribed to them in this Agreement.

6.6. Indebtedness.

(a) Each of Seller, VSCRE and the Buyer shall cooperate with each other and use their respective commercially reasonable efforts to (i) minimize, to the extent reasonably practicable, the Seller Debt Expenses and the Buyer Debt Expenses and (ii) cause all Indebtedness (including, without limitation, all Bridge Debt) of VSCRE and the Subsidiaries to be indefeasibly paid in full as of the Closing; provided, however, that in the event that any lender under such Indebtedness that is Low Rate Debt fails to agree to such indefeasible payment or to defeasance of such Low Rate Debt on terms reasonably acceptable to Buyer and Seller, each of Seller, VSCRE and the Buyer shall cooperate with each other and use their respective commercially reasonable efforts to, on terms that are no less favorable to the borrower and the guarantors, if any, under such Low Rate Debt as the terms thereof that are in effect as of the date hereof (the “Existing Terms”) or, if the Existing Terms cannot be obtained, on terms acceptable to the Buyer, cause such lender to grant its consent to, or to make other arrangements with respect to, the assumption of such Low Rate Debt by VSCRE and/or one or more Subsidiaries from and after the Closing, provided that the aggregate principal amount of all Low Rate Debt so assumed by VSCRE and/or one or more Subsidiaries pursuant to this Section 6.6(a) shall not exceed 10% of the aggregate principal amount of all Indebtedness of VSCRE and the Subsidiaries outstanding as of the date hereof (such assumed Low Rate Debt, the “Assumed Property Debt”). In connection with any such indefeasible prepayment, defeasance or assumption of Indebtedness as provided in this Section 6.6(a), Seller, VSCRE and the Buyer shall cooperate with each other and use their respective commercially reasonable efforts to cause Seller and any Affiliate thereof (other than VSCRE or any Subsidiary) to be released and discharged from any and all obligations under the Assumed Property Debt with respect to any period from and after the Closing on terms reasonably acceptable to Seller and the Buyer.

(b) The Buyer shall have the right to terminate this Agreement: (i) pursuant to Section 10.1(e) in the event that (A) at least 90% of the principal amount of the Indebtedness of VSCRE and the Subsidiaries outstanding as of the date hereof cannot be indefeasibly paid, defeased or assumed as of the date all conditions set forth in Section 7 and Section 8 are satisfied or waived or are reasonably capable of being satisfied, but in no event later than October 31, 2006, as contemplated by Section 6.6(a) or (B) any High Rate Debt outstanding as of the date hereof or any Bridge Debt cannot be indefeasibly paid or defeased as of the date all conditions set forth in Section 7 and Section 8 are satisfied or waived or are reasonably capable of being satisfied, but in no event later than October 31, 2006, as contemplated by Section 6.6(a) (it being understood that, for the avoidance of doubt, nothing contained in this Section 6.6 shall require any High Rate Debt or Bridge Debt to be, and no High Rate Debt or Bridge Debt shall be, assumed by VSCRE, any Subsidiary or the Buyer or any of its Affiliates from and after the Closing), or (ii) pursuant to Section 10.1(f) in the event that at least 90% of the principal amount of the Indebtedness of VSCRE and the Subsidiaries outstanding as of the date hereof has been indefeasibly paid or defeased as contemplated by Section 6.6(a) and any Low Rate Debt outstanding as of the date all conditions set forth in Section 7 and Section 8 are satisfied or waived or are reasonably capable of being satisfied, but in no event later than October 31, 2006, cannot be assumed as of the date all conditions set forth in Section 7 and Section 8 are satisfied or waived or are reasonably capable of being satisfied, but in no event later than October 31, 2006, as contemplated by Section 6.6(a); provided, however, that in the event that the principal amount of the Indebtedness other than Low Rate Debt that qualifies as Assumed Property Debt shall have been indefeasibly paid in full as contemplated by Section 6.6(a) on or before October 31, 2006, upon written notice to the other prior to October 31, 2006, the Buyer or Seller shall have the right to extend the date of the Closing pursuant to Section 9.1(b) to a date that is not later than January 15, 2007, during which extension period, each of Seller, VSCRE and the Buyer shall cooperate with each other and use their respective commercially reasonable efforts to cause such Low Rate Debt to be indefeasibly paid, defeased or assumed as contemplated by Section 6.6(a).

(c) Seller shall pay all principal and interest due on the Indebtedness (including, without limitation, all Bridge Debt) and all Seller Debt Expenses, and the Buyer shall pay all Buyer Debt Expenses, arising in connection with the performance by the Buyer and Seller of their respective obligations under Section 6.6(a); provided, however, that, in the event that the aggregate amount of all premiums, make-whole amounts, defeasance costs and other costs and expenses necessary to prepay, defease or assume the Indebtedness as contemplated by Section 6.6(a) would exceed all amounts payable by the Seller pursuant to this Section 6.6(c) by more than the Buyer Debt Expense Cap (“Expense Overage”) and Seller or Buyer does not pay or agree to pay such excess on terms reasonably acceptable to the Buyer and Seller, the Buyer or Seller shall have the right to terminate this Agreement pursuant to Section 10.1(g).

(d) For the avoidance of doubt, in the event that (i) Seller and VSCRE perform their respective obligations under this Section 6.6, (ii) all of the Indebtedness outstanding as of the date hereof is indefeasibly paid, defeased or assumed as contemplated by Section 6.6(a), (iii) all of the Bridge Debt is indefeasibly paid or defeased as contemplated by Section 6.6(a), (iv) either Seller or the Buyer pays the entire amount of the Expense Overage, and (v) the conditions set forth in Section 7 are satisfied or waived in accordance with the provisions thereof, the Buyer shall be obligated to consummate the Closing. For the avoidance of doubt, (i) in the event that the Buyer performs its respective obligations under this Section 6.6, (ii) either Seller or the Buyer pays any Expense Overage, and (iii) the conditions set forth in Section 8 are satisfied or waived in accordance with the provisions thereof, the Seller shall be obligated to consummate the Closing.

6.7. Pending Agreements.

Seller and VSCRE shall keep the Buyer fully informed of any and all material matters and developments (including, without limitation, the occurrence of any Force Majeure Event) relating to or under the Pending Property Agreements and the Pending IPC Agreements. Without limiting, and in furtherance of, the foregoing, each of Seller and VSCRE shall notify the Buyer as soon as practicable after its receipt of any written notice or other communication pursuant to or in connection with any Pending Property Agreement or Pending IPC Agreement, which notice from Seller or VSCRE (as the case may be) shall include a copy of such notice or communication thereto and Seller’s and/or VSCRE’s response(s) thereto; provided, however, that if Seller or VSCRE shall receive any oral notice or other communication pursuant to or in connection with any Pending Property Agreement or Pending IPC Agreement the substance of which notice or communication could reasonably be expected to result in a Material Adverse Effect, Seller or VSCRE (as the case may be) shall notify the Buyer as soon as practicable after its receipt of such oral notice or communication, which notice from Seller or VSCRE shall include a reasonably detailed description of such oral notice or communication and Seller’s and/or VSCRE’s response(s) thereto.

6.8. IPC REIT Status.

Buyer agrees that, other than causing the IPC REIT to liquidate for tax purposes, it shall not, after the Closing, (a) take any action that would result in the termination of the status of IPC REIT as a real estate investment trust within the meaning of section 856 of the Code for the taxable year of IPC REIT in which the Closing occurs, (b) omit to take any action required to maintain the status of IPC REIT as a real estate investment trust within the meaning of section 856 of the Code for the taxable year of IPC REIT in which the Closing occurs or (c) take any action that would result in the representation contained in Section 5.11 hereof ceasing to be true at any time through the end of the taxable year of IPC REIT in which the Closing occurs.

6.9. Environmental Reliance Letters.

Prior to the Closing, Seller shall use commercially reasonable efforts to obtain written acknowledgements in form and substance reasonably satisfactory to the Buyer from the consultants who prepared the Environmental Reports specifically stating that the Buyer is entitled to rely upon the information contained in such Environmental Report.

6.10. Pre-Closing Transactions.

(a) Seller shall take such actions as shall be necessary to cause: (i) the transactions contemplated by each Pending Property Agreement relating to the Amber Court Real Property Asset, the BCC Real Property Assets and the United Rehab Real Property Assets to be consummated as promptly as reasonably practicable after the date hereof, but in no event later than as of the earlier of immediately prior to the Closing and the Termination Date, such that as of such consummation VSCRE and/or one or more Subsidiaries are the sole owners of the Amber Court Real Property Asset, the BCC Real Property Assets and the United Rehab Real Property Assets as set forth in Section 6.10(a) of the Disclosure Schedule; and (ii) the Current IPC Holdings and the Acquired IPC Interest Rights to be owned, beneficially and of record, solely by VSCRE and/or one or more Subsidiaries, as set forth in Section 6.10(a) of the Disclosure Schedule, as promptly as reasonably practicable after the date hereof, but in no event later than as of the earlier of immediately prior to the Closing and the Termination Date.

(b) Seller shall use commercially reasonable efforts to cause the transactions contemplated by each Pending Property Agreement relating to the HCG Real Property Assets and the Elmcroft Real Property Assets to be consummated as promptly as reasonably practicable after the date hereof, but in no event later than as of the earlier of immediately prior to the Closing and the Termination Date, such that as of such consummation VSCRE and/or one or more Subsidiaries are the sole owners of the HCG Real Property Assets and the Elmcroft Real Property Assets as set forth in Section 6.10(b) of the Disclosure Schedule.

6.11. Employment Matters.

In the event that at any time prior to the Closing the employment of Mr. Mulloy or Mr. Wesley pursuant to his respective Employment Agreement shall terminate for any reason, Seller may locate and cause to be employed as a replacement for Mr. Mulloy or Mr. Wesley, as the case may be, an individual who shall be reasonably acceptable to the Buyer, which employment of such replacement individual shall be on terms (including, without limitation, such terms relating to the ownership interests of such individual, if any, in his/her employer) reasonably acceptable to the Buyer; provided, however, that in the event that no such individual has been so employed as of October 31, 2006, upon written notice to the Buyer prior to October 31, 2006, Seller shall have the right to extend the date of the Closing pursuant to Section 9.1(b) to a date that is not more than 75 days after the date of such termination of Mr. Mulloy’s or Mr. Wesley’s (as applicable) employment, during which extension period Seller may continue to attempt to locate and employ such a replacement individual prior to the expiration of such extension period.

6.12. Continuing Subleases.

With respect to each Continuing Sublease, on or before the Closing Date, Seller shall deliver to the Buyer evidence, in form and substance reasonably satisfactory to the Buyer, that from and after the Closing (a) such Continuing Sublease and the rights of each subtenant thereunder will be subordinate to the rights of each landlord under each Property Lease or (b) such Continuing Sublease may be terminated without penalty upon no more than 60 days prior written notice.

SECTION 7. CONDITIONS PRECEDENT TO BUYER’S OBLIGATIONS

Unless waived by the Buyer in writing on or prior to the Closing Date, the obligation of the Buyer to consummate the transactions contemplated hereunder is subject to the fulfillment, prior to or at the Closing, of each of the following conditions:

7.1. Deliveries at Closing.

Seller shall have delivered, or caused to have been delivered, to the Buyer all items required pursuant to Section 9.2, it being acknowledged and agreed that any certificate required thereunder or under any other provision of this Agreement shall be without personal liability on the part of any individual who signs such certificate.

7.2. Representations and Warranties.

The representations and warranties of Seller, VSCRE and Guarantor contained in this Agreement shall be true and correct at and as of the Closing Date in all material respects as though such representations and warranties were made at and as of the Closing Date (except for representations and warranties (a) made as of a specified date, which shall be true and correct in all material respects as of the specified date, and (b) containing a specific reference to a materiality qualification, which, giving effect to such specific reference, shall be true and correct in all respects), and the Buyer shall have received from Seller (with respect to itself), and VSCRE (with respect to itself) and Guarantor (with respect to itself) certificates, each dated the Closing Date, to that effect signed on behalf of Seller, VSCRE and Guarantor, respectively, by an authorized officer thereof; provided, however, that the representations and warranties set forth in Section 3.6, to the extent that they are made on the Closing Date, shall be true and correct in all material respects, except as provided in Schedule 7.2 attached to such certificate to be delivered by Seller to the Buyer pursuant to this Section 7.2, which Schedule 7.2 shall not contain any exception to such representations or warranties with respect to any change, event or circumstance that existed or occurred on or before the date hereof; provided, further, that, in the event that such Schedule 7.2 contains any material exception to such representations and warranties (as reasonably determined by the Buyer), the condition set forth in this Section 7.2 shall not be deemed to be satisfied without the Buyer’s prior written consent thereto or waiver thereof.

7.3. Performance of Covenants.

Each of Seller, VSCRE and Guarantor shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing, and the Buyer shall have received from Seller (with respect to itself), VSCRE (with respect to itself) and Guarantor (with respect to itself) certificates, each dated the Closing Date, to that effect signed on behalf of Seller, VSCRE and Guarantor, respectively, by an authorized officer thereof.

7.4. No Material Adverse Effect.

Since the date hereof, there shall not have occurred any event or condition that has had or would reasonably be expected to have a Material Adverse Effect, and the Buyer shall have received from Seller (with respect to itself) and VSCRE (with respect to itself) certificates, each dated the Closing Date, to that effect signed on behalf of Seller and VSCRE, respectively by an authorized officer.

7.5. Approvals.

All Material Consents shall have been obtained in form and substance reasonably satisfactory to the Buyer and shall be in full force and effect on the Closing Date.

7.6. Legal Matters.

No Order shall exist that prohibits or restrains the consummation of the transactions contemplated by this Agreement and no Proceeding shall have been commenced by any Governmental Entity (and be pending) seeking to prohibit or restrain the consummation of the transactions contemplated by this Agreement.

7.7. Outstanding Indebtedness.

Neither VSCRE nor any Subsidiary shall have any Indebtedness or otherwise be liable for any Indebtedness other than the Assumed Property Debt, and as evidence thereof the Buyer shall have received (a) a certificate from an officer of VSCRE and each Subsidiary certifying same and (b) confirmation from a nationally recognized title insurance company that such title insurance company is prepared to issue title insurance policies to the Buyer with respect to the Real Property Assets indicating that the Real Property Assets are free and clear of all Encumbrances other than Permitted Encumbrances (including, for certainty, those directly relating to the Assumed Property Debt).

7.8. Consummation of Pre-Closing Transactions.

The Pre-Closing Transactions shall have been consummated or shall be consummated at Closing, and as evidence thereof the Buyer shall have received (a) a certificate from an officer of VSCRE and each Subsidiary certifying same and (b) confirmation from a nationally recognized title insurance company that such title insurance company has received all documents and instruments set forth in a customary title escrow agreement reasonably acceptable to the Buyer required thereby to issue the title insurance policies referred to in Section 7.11.

7.9. Lease Documents.

Each Lease Document shall be in full force and effect and each Tenant shall be in full compliance with all of its obligations and requirements under the Lease Documents, including, without limitation, any regulatory or licensing requirements.

7.10. Employment Agreements.

The Employment Agreements shall have not been amended or modified since the date hereof, shall be in full force and effect and no party thereto shall be in material breach thereof and Messrs. Mulloy and Wesley shall be employed pursuant to such Employment Agreements or, in the event that the employment of either Mr. Mulloy or Mr. Wesley (as contemplated by his Employment Agreement) shall have been terminated, a replacement thereof shall have been employed as contemplated Section 6.11, and in either such case, the Buyer shall have received from Seller a certificate, dated the Closing Date, to that effect, signed on behalf of Seller by an authorized officer thereof.

7.11. Title Insurance.

A nationally recognized title insurance company shall have issued or shall be prepared to issue upon payment of the applicable premiums therefor title policies and endorsements (to the extent available) thereto relating to the Real Property Assets in customary form and substance and with endorsements reasonably acceptable to Buyer, including, without limitation comprehensive, zoning, and non-imputation endorsements, to the extent applicable.

7.12. Transfer Taxes.

Subject to Section 12.4, all transfer and recording taxes, filing fees and other similar expenses arising in connection with the conveyances contemplated by this Agreement that are due upon or as a result of the consummation of the transactions contemplated hereby shall have been paid by Seller, and there shall have been filed with the relevant Governmental Entities all transfer tax returns, affidavits and other similar instruments, if any, required in connection with the payment of the foregoing expenses, and, in each case, the Buyer shall have received reasonable evidence thereof.

7.13. Non-Competition Agreements.

The Non-Competition Agreement shall be in full force and effect and Barry Reichmann shall not be in breach thereof.

7.14. HCG Management Agreements.

Each HCG Management Agreement shall be in full force and effect and no party thereto (other than the Buyer and its Affiliates) shall be in material breach thereof.

7.15. HCG Subleases

Each HCG Sublease shall be in full force and effect and no party thereto (other than the Buyer and its Affiliates) shall be in material breach thereof.

SECTION 8. CONDITIONS PRECEDENT TO SELLER’S AND VSCRE’S OBLIGATIONS

Unless waived by Seller in writing on or prior to the Closing Date, the obligation of Seller to consummate the transactions contemplated hereunder is subject to the fulfillment, prior to or at the Closing, of each of the following conditions:

8.1. Deliveries at Closing.

The Buyer shall have delivered, or caused to have been delivered, to Seller all items required pursuant to Section 9.3, it being acknowledged and agreed that any certificate required thereunder or under any other provision of this Agreement shall be without personal liability on the part of any individual who signs such certificate.

8.2. Representations and Warranties.

The representations and warranties of the Buyer contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date as though such representations and warranties were made at and as of the Closing Date (except for representations and warranties (a) made as of a specified date, which shall be true and correct in all material respects as of the specified date, and (b) containing a specific reference to a materiality qualification, which, giving effect to such specific reference, shall be true and correct in all respects), and Seller shall have received a certificate dated the Closing Date to that effect, signed, on behalf of the Buyer, by an authorized officer of the Buyer.

8.3. Performance of Covenants.

The Buyer shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing, and Seller shall have received a certificate dated the Closing Date to that effect signed, on behalf of the Buyer, by an authorized officer of the Buyer.

8.4. Approvals.

All Material Consents shall have been obtained in form and substance reasonably satisfactory to the Buyer and shall be in full force and effect on the Closing Date.

8.5. Legal Matters.

No Order shall exist that prohibits or restrains the consummation of the transactions contemplated by this Agreement and no Proceeding shall have been commenced by any Governmental Entity (and be pending) seeking to prohibit or restrain the consummation of the transactions contemplated by this Agreement.

8.6. Lease Documents.

The Lease Documents shall be in full force and effect and neither Buyer nor any of its Affiliates (as applicable) shall be in breach thereof.

8.7. Assumed Property Debt.

Seller and its Affiliates (other than VSCRE and the Subsidiaries with respect to any period from and after the Closing) shall have been released and discharged from any and all obligations under the Assumed Property Debt with respect to any period from and after the Closing.

8.8. Registration Rights Agreement.

The Registration Rights Agreement shall be in full force and effect and no party thereto (other than Seller) shall be in breach thereof.

SECTION 9. CLOSING

9.1. Time and Place of Closing; Extension.

(a) The closing of the purchase and sale of the transactions contemplated hereby (the “Closing”) pursuant to this Agreement shall take place at the offices of Willkie Farr & Gallagher LLP, 787 Seventh Avenue, New York, New York 10019, within two Business Days following the satisfaction or waiver of the conditions to the Closing set forth in Section 7 and Section 8, but, in any event no later than October 31, 2006 unless otherwise agreed to by the Buyer and Seller, in any such case subject to any extension of the date of the Closing pursuant to Section 9.1(b) (the date on which the Closing occurs, the “Closing Date”). The parties hereto shall use all commercially reasonable efforts to hold the Closing on the last Business Day of a calendar month.

(b) Notwithstanding anything to the contrary contained in this Agreement, the date of the Closing may be extended by the parties hereto as follows:

(i) by the Buyer or Seller pursuant to Section 6.6(b);

(ii) by Seller pursuant to Section 6.11; or

(iii) by Seller, if Seller is not able to satisfy any of its obligations under this Agreement which is a condition precedent to Buyer’s obligation to consummate the transactions contemplated by this Agreement, as set forth in Section 7, on or before October 31, 2006, in which case, upon written notice to the Buyer prior to October 31, 2006, Seller may extend the date of the Closing to a date that is not later than January 15, 2007, provided Seller delivers to the Buyer evidence, in form and substance reasonably acceptable to the Buyer, that Seller possesses or has obtained in writing the right(s) (contractual or otherwise) necessary to extend the date of consummation of the transactions contemplated by each Pending Property Agreement and Pending IPC Agreement (as applicable) to a date that is not later than January 15, 2007;

provided, however, that Seller shall not have the right to exercise any right to extend the date of the Closing pursuant to this Section 9.1(b) unless as of immediately prior to such exercise Seller shall have delivered to the Buyer evidence, in form and substance reasonably acceptable to the Buyer, that all of the conditions set forth in Section 7 are reasonably capable of being satisfied prior to the expiration of the extension period so sought by Seller.

9.2. Deliveries at the Closing by Seller.

At the Closing, in addition to the other actions contemplated elsewhere herein, Seller shall deliver or cause to be delivered to the Buyer (or its designee):

(a) all certificates and other instruments evidencing or otherwise representing the Securities and the Acquired IPC Interest Rights, free and clear of all Encumbrances (other than Permitted Encumbrances), accompanied, if applicable, by powers duly executed in blank and sufficient to convey to the Buyer good and valid title in and to the Securities and the Acquired IPC Interest Rights, together with all accrued benefits and rights attaching thereto;

(b) an omnibus assignment and assumption agreement in form and substance reasonably acceptable to the Buyer effecting the assignments contemplated by clause (b) of the definition of Pre-Closing Transactions;

(c) a certificate, dated the Closing Date, executed, on behalf of Seller, by an authorized officer of Seller certifying as of the Closing Date the following: (i) copies of the certificate of incorporation of Seller and all amendments thereto, certified by the Secretary of State of the State of Delaware as of a date not more than 30 days prior to the Closing Date; (ii) a copy of the bylaws of Seller, as amended and in effect as of the Closing Date; (iii) copies of resolutions of the board of directors of Seller authorizing the execution, delivery and performance of the Transaction Documents to which Seller is a party and any other agreement, instrument or other document necessary for Seller to consummate the transactions contemplated hereby; (iv) the due authorization of Seller to execute and deliver the Transaction Documents to which Seller is a party and any other agreement, instrument or other document necessary for Seller to consummate the transactions contemplated hereby; and (v) the name, title and incumbency of, and bearing the signatures of, the officers of Seller authorized to execute and deliver the Transaction Documents to which Seller is a party and any other agreement, instrument or other document necessary for Seller to consummate the transactions contemplated hereby;

(d) a certificate, dated the Closing Date, executed, on behalf of VSCRE, by an authorized officer of VSCRE certifying as of the Closing Date the following: (i) copies of the certificate of formation of VSCRE and all amendments thereto, certified by the Secretary of State of the State of Delaware as of a date not more than 30 days prior to the Closing Date; (ii) a copy of the operating agreement of VSCRE, as amended and in effect as of the Closing Date; (iii) copies of resolutions of the board of directors (or similar governing body) or Seller (as the sole member VSCRE) authorizing the execution, delivery and performance of the Transaction Documents to which VSCRE is a party and any other agreement, instrument or other document necessary for VSCRE to consummate the transactions contemplated hereby; (iv) the due authorization of VSCRE to execute and deliver the Transaction Documents to which VSCRE is a party and any other agreement, instrument or other document necessary for VSCRE to consummate the transactions contemplated hereby; and (v) the name, title and incumbency of, and bearing the signatures of, the officers of VSCRE authorized to execute and deliver the Transaction Documents to which VSCRE is a party and any other agreement, instrument or other document necessary for VSCRE to consummate the transactions contemplated hereby;

(e) a legal opinion with respect to IPC REIT from counsel to Seller, in the form attached as Exhibit B-1 hereto (with only such changes as shall be necessary as a direct result of a change in applicable Law that takes effect after the date hereof and prior to the Closing), executed by such counsel, together with a memorandum of such counsel to IPC Real Estate Investment Trust, in the form attached as Exhibit B-2 hereto (with only such changes as shall be necessary as a direct result of a change in applicable Law that takes effect after the date hereof and prior to the Closing), and a letter from IPC AL Real Estate Investment Trust to such counsel, in the form attached as Exhibit B-3 hereto (with only such changes as shall be necessary as a direct result of a change in applicable Law that takes effect after the date hereof and prior to the Closing), duly executed by IPC AL Real Estate Investment Trust;

(f) the certificates and evidence required under Sections 7.2, 7.3, 7.4, 7.7, 7.8, and 7.10 as conditions to the Buyer’s obligation to effect the Closing;

(g) A Seller Consent Letter, duly executed by each Person listed on Schedule 9.2(g) hereto;

(h) An Auditor Consent Letter, duly executed by each Person listed on Schedule 9.2(h) hereto;

(i) a Non-Competition Agreement, duly executed by Barry Reichmann;

(j) a Property Lease, duly executed by each party thereto;

(k) a Lease Guaranty, duly executed by each party thereto;

(l) the Agreement Regarding Leases, duly executed by each party thereto;

(m) the ARL Guaranty, duly executed by each party thereto;

(n) the BCC Letter of Credit;

(o) the Earn-Out Guaranty, duly executed by the Guarantor;

(p) the Security Deposit Letter of Credit or the applicable cash Security Deposit, in either case as contemplated by the Agreement Regarding Leases;

(q) the BCC Guaranty, duly executed by Seller;

(r) the Amber Court Pending Agreement, duly executed by each party thereto;

(s) the Amber Court Sublease, duly executed by the tenant under the Property Lease with respect to the Amber Court Real Property Asset and the subtenant identified in the Amber Court Sublease; and

(t) the Registration Rights Agreement, duly executed by Seller.

9.3. Deliveries at the Closing by the Buyer.

At the Closing, in addition to the other actions contemplated elsewhere herein, the Buyer shall deliver or cause to be delivered:

(a) to Seller, in accordance with Sections 2.l and 2.2, the Final Purchase Price, less the Draw Amount (if any);

(b) to Seller, a certificate, dated the Closing Date, executed, on behalf of the Buyer, by the Secretary of the Buyer certifying as of the Closing Date the following: (i) copies of the certificate of incorporation of the Buyer and all amendments thereto, certified by the Secretary of State of the State of Delaware as of a date not more than 30 days prior to the Closing Date; (ii) a copy of the bylaws of the Buyer, as amended and in effect as of the Closing Date; (iii) copies of resolutions of board of directors of the Buyer authorizing the execution and delivery of the Transaction Documents to which the Buyer is a party and any other agreement, instrument or other document necessary for the Buyer to consummate the transactions contemplated hereby; (iv) the due authorization of the Buyer to execute and deliver the Transaction Documents to which the Buyer is a party and any other agreement, instrument or other document necessary for the Buyer to consummate the transactions contemplated hereby; and (v) the name, title and incumbency of, and bearing the signatures of, the officers of the Buyer authorized to execute and deliver the Transaction Documents to which the Buyer is a party and any other agreement, instrument or other document necessary for the Buyer to consummate the transactions contemplated hereby;

(c) to Seller, the Lease Documents in each case duly executed by each party thereto other than Seller and its Affiliates;

(d) to Seller, the certificates required under Sections 8.2 and 8.3 as a condition to Seller’s obligation to effect the Closing;

(e) to Seller, the Registration Rights Agreement, duly executed by the Buyer;

(f) to Seller, an omnibus assignment and assumption agreement in form and substance reasonably acceptable to Seller effecting the assignments contemplated by clause (b) of the definition of Pre-Closing Transactions; and

(g) to Seller, a legal opinion from the General Counsel of the Buyer, substantially in the form attached as Exhibit C hereto.

9.4. Concurrent Closing and Escrow Provisions for IPC REIT Transactions.

It will be a condition of the Closing that all matters of payment, execution and delivery of documents by each party to the other and the consummation of the transactions contemplated by the Pending Property Agreements and the Pending IPC Agreements shall be deemed to be concurrent requirements. All deliveries by the parties pursuant to this Section 9 shall be tabled and held in escrow by the Escrow Agent, at the offices of the Buyer’s counsel, and/or at such other location as shall be agreed upon by the parties until steps 40 and 42 of the Steps Memorandum have been completed, whereupon all such deliveries will be released to the respective parties, the closing payments shall be disbursed and Seller shall thereupon deliver possession of the Securities to the Buyer and the Pending IPC Agreements shall be assigned to the Buyer in such a manner that the Buyer may consummate the transactions contemplated by each Pending IPC Agreement, and thereby acquire sole beneficial ownership of all of the Remainder IPC Interests, by the close of business on the Closing Date.

SECTION 10. TERMINATION AND ABANDONMENT

10.1. Termination.

This Agreement may be terminated and the transactions contemplated herein may be abandoned at any time prior to the Closing:

(a) by the Buyer or Seller if the Closing has not occurred by October 31, 2006 or such other date agreed upon by the Buyer and Seller (the actual date of such termination, the “Termination Date”), in any such case subject to extension pursuant to Section 9.1(b); provided, however, that the right to terminate this Agreement pursuant to this Section 10.1(a) shall not be available to any party hereto whose failure to perform any of its obligations under this Agreement results in the failure of the Closing to be consummated by such date or any party hereto who at the time of attempting to exercise any such right to terminate is at such time in breach of any of its representations, warranties, covenants or agreements contained in this Agreement;

(b) by mutual written consent of the Buyer and Seller;

(c) by the Buyer, if there has been a material breach of any representation, warranty, agreement or covenant of Seller or VSCRE, which breach shall have not been cured within 30 days after written notice thereof from the Buyer or which breach is not reasonably susceptible to cure within 30 days;

(d) by Seller, if there has been a material breach of any representation, warranty, agreement or covenant of the Buyer, which breach shall have not been cured within 30 days after written notice thereof from Seller or which breach is not reasonably susceptible to cure within 30 days;

(e) by the Buyer, as provided in Section 6.6(b)(i);

(f) by the Buyer, as provided in Section 6.6(b)(ii);

(g) by the Buyer or Seller pursuant to Section 6.6(c);

(h) by the Buyer, if the Buyer objects to or is not completely satisfied with any material amendment, or any amendments that are material in the aggregate, to the disclosure letter attached to Exhibit 4.20;

(i) by the Buyer or Seller if the Closing has not occurred by the Termination Date as a result of a Non-Appealable Matter; or

(j) by the Buyer, if there has been a default under the Bridge Loan Documents, after all applicable notice and cure periods.

10.2. Procedure for Termination and Effect.

Any party hereto terminating this Agreement pursuant to Section 10.1 shall give written notice thereof to each other party hereto, whereupon this Agreement (other than this Section 10.2, Section 12.6 and Section 14) shall terminate and the transactions contemplated herein shall be abandoned without further action by any party and there shall be no liability on the part of any party; provided, however, that:

(a) if such termination is by the Buyer or Seller pursuant to Section 10.1(a) and (i) Mr. Mulloy or Mr. Wesley is no longer an employee pursuant to his respective Employment Agreement as a result of (A) termination (other than having been terminated for “Cause” as defined in his respective Employment Agreement) by the employer thereunder or (B) resignation for “Good Reason” as defined in his respective Employment Agreement, within three Business Days after any such termination (and, in the case of each of the foregoing clauses (A) and (B), no replacement individual has been located and employed pursuant to Section 6.11, subject to any extension of time pursuant to Section 9.1(b)(ii), (ii) Seller has not provided to the Buyer instruments evidencing the consummation of the Pending Property Agreements (including the Amber Court Pending Agreement, as though it were in effect, if the Pending Property Agreement relating to the Amber Court Real Property Asset shall have not been executed and delivered as of such time) relating to the Amber Court Real Property Asset, the BCC Real Property Assets or the United Rehab Real Property Assets and that each Tenant at the Amber Court Real Property Asset, the BCC Real Property Assets and the United Rehab Real Property Assets is in material compliance with its obligations and requirements under the Lease Documents with respect to the Amber Court Real Property Asset, the BCC Real Property Assets and the United Rehab Real Property Assets, including, without limitation, any regulatory or licensing requirements thereunder, as if such Lease Documents were in effect (in each case other than as a result solely of (1) the failure to obtain any Material Consent from a Governmental Entity that is necessary to consummate the Pending Property Agreements relating to the Amber Court Real Property Asset, the BCC Real Property Assets or the United Rehab Real Property Assets, as the case may be, or (2) the exercise by the Buyer of its rights under Section 12.1(a)(i) or Section 12.2(b), in which case, only with respect to the relevant Excluded Real Property Assets identified hereunder as the Amber Court Real Property Asset, the BCC Real Property Assets and the United Rehab Real Property Assets), (iii) any Bridge Debt is not indefeasibly paid or defeased as of the date of such termination and all other conditions set forth in Section 7 and Section 8 are satisfied or waived or are reasonably capable of being satisfied, (iv) Seller shall have not delivered or caused to be delivered to the Buyer the BCC Letter of Credit, the Earn-Out Guaranty or the BCC Guaranty, in each case executed as provided in Sections 9.2(m), 9.2(n) and 9.2(p), respectively, or (v) Seller has not provided to the Buyer instruments evidencing that VSCRE is the sole owner, beneficially and of record, of the Current IPC Holdings, Buyer shall have the rights under Section 12.6 and Seller shall (X) deliver written instructions to the Escrow Agent instructing it to release the Escrowed Letter of Credit and the entire amount of the Draw Amount (if any) to the Buyer in accordance with written instructions provided by the Buyer to the Escrow Agent, and (Y) pay to the Buyer an amount equal to $30,000,000 (the “Termination Fee”) in accordance with written instructions provided by the Buyer to Seller (it being understood that the Termination Fee shall be the Buyer’s sole and exclusive remedy against Seller and its Affiliates with respect to such termination, including, without limitation, any breach relating thereto, and that such Termination Fee has been computed and estimated as a reasonable forecast of the probable actual loss to the Buyer in the event that the transactions contemplated hereby are not consummated as provided herein because of the difficulty of estimating the exactness of the damages which would actually be suffered by the Buyer in such event);

(b) if such termination is by the Buyer pursuant to Section 10.1(c) as a result of any breach by Seller of Section 6.4, (i) within three Business Days after any such termination, Seller shall deliver written instructions to the Escrow Agent instructing it to release the Escrowed Letter of Credit and the entire amount of the Draw Amount (if any) to the Buyer in accordance with written instructions provided by the Buyer to the Escrow Agent, and (ii) in the event that, within 12 months after such termination, Seller enters into any agreement with respect to an Acquisition Transaction, as a condition to, and simultaneously with, the consummation of such Acquisition Transaction, and without duplication of any Termination Fee paid to the Buyer pursuant to Section 10.2(a) or 10.2(d) or any expense reimbursement paid to the Buyer pursuant to Section 10.2(d)(iii), Buyer shall have the rights under Section 12.6 and Seller shall pay or cause to be paid to the Buyer the Termination Fee (it being understood that the Termination Fee, together with such expense reimbursement, shall be the Buyer’s sole and exclusive remedy against Seller and its Affiliates with respect to such termination, including, without limitation, any breach relating thereto, and such Termination Fee has been computed and estimated as a reasonable forecast of the probable actual loss to the Buyer in the event that the transactions contemplated hereby are not consummated as provided herein because of the difficulty of estimating the exactness of the damages which would actually be suffered by the Buyer in such event); provided that, in the event that during such 12-month period, (A) a ROFO Notice with respect to one or more ROFO Properties constituting a Requisite Portion of Assets is delivered to the Buyer pursuant to and in accordance with Section 12.6 (in which ROFO Notice such Requisite Portion of Assets is offered to the Buyer on economic and other terms that are no less favorable to the Buyer than those contained in this Agreement) and the transactions contemplated by such ROFO Notice are reasonably capable of being satisfied, (B) the Seller has complied with the Re-Offer Provisions, if applicable, in accordance with Section 12.6 and (C) the Buyer fails to exercise its ROFO rights with respect to such Requisite Portion of Assets as provided in Section 12.6, from and after satisfaction of the foregoing conditions, Seller shall no longer be obligated to pay any Termination Fee to Buyer pursuant to this Section 10.2(b);

(c) if such termination is by Seller (i) pursuant to Section 10.1(d) as a result of any material breach by the Buyer of (A) its obligation under Section 1.1 to purchase the Securities and the Acquired IPC Interest Rights at the Closing or (B) its obligations under Section 6.6(d), within three Business Days after such termination, the Buyer shall deliver written instructions to the Escrow Agent instructing it to draw the Draw Amount under the Escrowed Letter of Credit and to release the entire amount of the Draw Amount to Seller in accordance with written instructions provided by Seller to the Escrow Agent (it being understood that the Draw Amount shall be Seller’s sole and exclusive remedy against the Buyer and its Affiliates with respect to such termination, including, without limitation, any breach relating thereto, and that such payment of the Draw Amount has been computed and estimated as a reasonable forecast of the probable actual loss to the Seller in the event that the transactions contemplated hereby are not consummated as provided herein because of the difficulty of estimating the exactness of the damages which would actually be suffered by the Seller in such event), or (ii) pursuant to Section 10.1(d) other than as a result of any material breach by the Buyer of

(X) its obligation under Section 1.1 to purchase the Securities and the Acquired IPC Interest Rights at the Closing or (Y) its obligations under Section 6.6(d), within three Business Days after such termination, (1) the Buyer shall reimburse Seller for all documented out-of-pocket costs and expenses, not to exceed $4,000,000 in the aggregate, incurred by Seller in connection with the negotiation, execution, delivery and performance of this Agreement, and (2) Seller shall deliver written instructions to the Escrow Agent instructing it to release the Escrowed Letter of Credit and the entire amount of the Draw Amount (if any) to the Buyer in accordance with written instructions provided by the Buyer to the Escrow Agent; or

(d) if such termination is (i) by the Buyer pursuant to 10.1(j) or by the Buyer or Seller pursuant to Section 10.1(a) and (A) Seller has not provided instruments evidencing Seller’s ability to transfer the Acquired IPC Interest Rights to the Buyer or the consummation of the Pending Property Agreements relating to the HCG Real Property Assets or the Elmcroft Real Property Assets (in each case other than as a result solely of the exercise by the Buyer of its rights under Section 12.1(a)(i) or Section 12.2(b), in which case, only with respect to the relevant Excluded Real Property Assets identified hereunder as the HCG Real Property Assets and the Elmcroft Real Property Assets), (B) Seller has not provided instruments evidencing the consummation of the Pending Property Agreements (including the Amber Court Pending Agreement, as though it were in effect, if the Pending Property Agreement relating to the Amber Court Real Property Asset shall have not been executed and delivered as of such time) relating to the Amber Court Real Property Assets, the BCC Real Property Assets or the United Rehab Real Property Assets and that each Tenant at the Amber Court Real Property Asset, the BCC Real Property Assets and the United Rehab Real Property Assets is in material compliance with its obligations and requirements under the Lease Documents with respect to the Amber Court Real Property Asset, the BCC Real Property Assets and the United Rehab Real Property Assets, including, without limitation, any regulatory or licensing requirements thereunder, as if such Lease Documents were in effect (in each case, as a result solely of the failure to obtain any Material Consent from a Governmental Entity that is necessary to consummate the Pending Property Agreements relating to the Amber Court Real Property Assets, the BCC Real Property Assets or the United Rehab Real Property Assets), (C) Mr. Mulloy or Mr. Wesley is no longer an employee pursuant to his respective Employment Agreement as a result of his resignation (other than having resigned as an employee for “Good Reason” as defined in his respective Employment Agreement) or termination by his employer for “Cause” as defined in his respective Employment Agreement and no replacement therefor has been located and employed pursuant to Section 6.11 (subject to any extension of time pursuant to such Section 9.1(b)(ii), or (D) Seller has not provided to the Buyer the Seller Consent Letters described in Section 9.2(g) or the Auditor Consent Letters described in Section 9.2(h), (ii) by the Buyer pursuant to Section 10.1(e) after any extension of time pursuant to Section 9.1(b)(i), (iii) by the Buyer pursuant to Section 10.1(c) as a result of any breach by Seller of Section 6.4 (regardless of whether Seller has entered into any agreement with respect to, or has otherwise consummated, an Acquisition Transaction), (iv) by the Buyer pursuant to Section 10.1(c) other than as a result of any breach by Seller of Section 6.4, (v) by the Buyer pursuant to Section 10.1(f) after any extension of time pursuant to Section 9.1(b)(i), or (vi) by the Buyer pursuant to Section 10.1(h), within three Business Days after any such termination, Seller shall (X) deliver written instructions to the Escrow Agent instructing it to release the Escrowed Letter of Credit and the entire amount of the Draw Amount (if any) to the Buyer in accordance with written instructions provided by the Buyer to the Escrow Agent, and (Y) reimburse the Buyer for all documented out-of-pocket costs and expenses, not to exceed $4,000,000 in the aggregate, incurred by the Buyer in connection with the negotiation, execution, delivery and performance of this Agreement and Buyer shall have the rights under Section 12.6; provided that, in the event that, within 12 months after such termination, Seller, VSCRE or any Subsidiary enters into any agreement with respect to an Acquisition Transaction, as a condition to, and simultaneously with, the consummation of such Acquisition Transaction, and without duplication of any Termination Fee paid to the Buyer pursuant to Section 10.2(a) or 10.2(b) or any expense reimbursement paid to the Buyer pursuant to this Section 10.2(d), Seller and/or VSCRE shall pay or cause to be paid to the Buyer the Termination Fee (it being understood that such Termination Fee and expense reimbursement shall be the Buyer’s sole and exclusive remedy against Seller and its Affiliates with respect to such termination, including, without limitation, any breach relating thereto, and such Termination Fee has been computed and estimated as a reasonable forecast of the probable actual loss to the Buyer in the event that the transactions contemplated hereby are not consummated as provided herein because of the difficulty of estimating the exactness of the damages which would actually be suffered by the Buyer in such event); provided, further, that, in the event that during such 12-month period, (A) a ROFO Notice with respect to one or more ROFO Properties constituting a Requisite Portion of Assets is delivered to the Buyer pursuant to and in accordance with Section 12.6 (in which ROFO Notice such Requisite Portion of Assets is offered to the Buyer on economic and other terms that are no less favorable to the Buyer than those contained in this Agreement) and the transactions contemplated by such ROFO Notice are reasonably capable of being satisfied, (B) the Seller has complied with the Re-Offer Provisions, if applicable, in accordance with Section 12.6 and (C) the Buyer fails to exercise its ROFO rights with respect to such Requisite Portion of Assets as provided in Section 12.6, from and after satisfaction of the foregoing conditions, Seller shall no longer be obligated to pay any Termination Fee to Buyer pursuant to this Section 10.2(d); and

(e) if such termination occurs for any reason pursuant to Section 10.1, except as expressly provided otherwise in Section 10.2(a), Section 10.2(b), Section 10.2(c) or Section 10.2(d), within three Business Days after such termination, Seller shall deliver written instructions to the Escrow Agent instructing it to release the Escrowed Letter of Credit and the entire amount of the Draw Amount (if any) to the Buyer in accordance with written instructions provided by the Buyer to the Escrow Agent and neither Buyer nor Seller shall have any other liability under this Agreement (it being understood and agreed that the release of the Escrowed Letter of Credit and the entire amount of the Draw Amount (if any) to the Buyer shall be the sole and exclusive remedy of the parties with respect to such termination, including, without limitation, any breach relating thereto).

SECTION 11. INDEMNIFICATION

11.1. Survival.

All representations and warranties contained in this Agreement shall be made as of the date or dates thereof as indicated herein and not, for certainty, any date after Closing, but shall survive the Closing until the first anniversary of the Closing Date, except that (a) the representations and warranties contained in Sections 4.7, 4.12, 4.13 and 4.18 shall survive the Closing until 30 days following the date on which all claims relating to the subject matter thereof shall have been barred by the relevant statutes of limitations, and (b) the representations and warranties contained in Sections 3.1, 3.2, 3.4, 4.1, 4.2, 4.3, 5.1, 5.2, 5.7(a), and 12.8 shall survive the Closing indefinitely. All covenants and agreements contained herein shall survive until, by their respective terms, they are no longer operative.

11.2. Indemnification.

(a) Seller shall indemnify and hold the Buyer and its directors (or Persons in similar positions), officers, employees, Affiliates, successors and assigns (collectively, the “Buyer Indemnified Parties”) harmless from and against any Damages arising from or in connection with or otherwise with respect to (i) any inaccuracy in any representation or the breach of any warranty of Seller or VSCRE under this Agreement or any certificate or other instrument delivered by Seller at the Closing pursuant to the provisions of Section 7, provided that the provisions of this clause (i) shall not apply to any of the representations and warranties of Seller and VSCRE contained in Exhibit 4.19, it being understood that Seller shall indemnify and hold the Buyer Indemnified Parties harmless from and against any Damages arising from or in connection with or otherwise with respect to any inaccuracy in any such representation or the breach of any such warranty contained in Exhibit 4.19 pursuant to the provisions set forth on Exhibit 4.19 attached hereto (including the HCG Indemnification Caps), (ii) the failure of Seller or VSCRE to duly perform or observe any term, provision, covenant or agreement to be performed or observed by its pursuant to this Agreement, (iii) any Seller Transaction Costs which are not paid in full as of the Closing and are payable from and after the Closing by the Buyer, VSCRE or any Subsidiary or (iv) any Excluded Liability.

(b) The Buyer shall indemnify and hold Seller, VSCRE and their respective directors (or Persons in similar positions), officers, employees, Affiliates, successors and assigns (collectively, the “Seller Indemnified Parties” and, together with the Buyer Indemnified Parties, the “Indemnified Parties”) harmless from and against any Damages arising from or in connection with or otherwise with respect to (i) any inaccuracy in any representation or the breach of any warranty of the Buyer under this Agreement, (ii) the failure of the Buyer to duly perform or observe any term, provision, covenant or agreement to be performed or observed by it pursuant to this Agreement, (iii) any Buyer Transaction Costs which are not paid in full as of the Closing and are payable from and after the Closing by Seller or (iv) any Assumed Property Debt.

(c) Notwithstanding anything herein to the contrary: (i) other than with respect to any Excluded Liability, no indemnification shall be available to any Seller Indemnified Party under Section 11.2(a) unless and until the aggregate amount of the Damages for which the Seller Indemnified Parties (as applicable) seek indemnification exceeds a one-time deductible of $500,000 (the “Deductible”), in which case the relevant Seller Indemnified Parties entitled to such indemnification shall be entitled to recover only such Damages in excess of the Deductible, provided that no Seller Indemnified Party shall be entitled to make a claim for indemnification pursuant to this Section 11 unless and until the aggregate amount of all Damages claimed by the Seller Indemnified Parties (as applicable) exceeds a one-time threshold amount of $1,000,000 (the “Threshold Amount”), in which case the relevant Seller Indemnified Parties entitled to such indemnification shall be entitled to recover all such Damages in excess of the Deductible to which such Seller Indemnified Parties are entitled, including that portion of such Damages constituting the Threshold Amount in excess of the Deductible; (ii) no indemnification shall be available to any Buyer Indemnified Party under Section 11.2(b) unless and until the aggregate amount of the Damages for which the Buyer Indemnified Parties (as applicable) seek indemnification exceeds the one-time Deductible, in which case the relevant Buyer Indemnified Parties entitled to such indemnification shall be entitled to recover only such Damages in excess of the Deductible, provided that no Buyer Indemnified Party shall be entitled to make a claim for indemnification pursuant to this Section 11 unless and until the aggregate amount of all Damages claimed by the Buyer Indemnified Parties (as applicable) exceeds the one-time Threshold Amount, in which case the relevant Buyer Indemnified Parties entitled to such indemnification shall be entitled to recover all such Damages in excess of the Deductible to which such Buyer Indemnified Parties are entitled, including that portion of such Damages constituting the Threshold Amount in excess of the Deductible; (iii) the obligations of the Seller pursuant to the indemnification provisions set forth in Exhibit 4.19, and the recourse against the Seller pursuant to Exhibit 4.19, shall be limited such that the aggregate liability of Seller under Exhibit 4.19 shall not exceed the applicable HCG Indemnification Caps specified in Exhibit 4.19, (iv) the obligations of Seller pursuant to the indemnification provisions set forth in this Section 11.2 and Exhibit 4.19, and recourse against the Seller pursuant to this Section 11.2 and Exhibit 4.19, shall be limited such that the aggregate liability of Seller under this Section 11.2 and Exhibit 4.19 shall not exceed $50,000,000 (the “General Indemnification Cap”) in the aggregate, which General Indemnification Cap with respect to Seller shall include the HCG Indemnification Caps; and (v) the obligations of the Buyer pursuant to the indemnification provisions set forth in this Section 11.2, and recourse against the Buyer pursuant to this Section 11.2, shall be limited such that the aggregate liability of the Buyer under this Section 11.2 shall not exceed in the aggregate the General Indemnification Cap; provided, however, that, for the avoidance of doubt, the foregoing limitations set forth in this Section 11.2(c), including, without limitation, the Deductible, the Threshold, the General Indemnification Cap and the HCG Indemnification Caps, shall not apply to any Excluded Liability, and (pursuant to Section 11.2(a)) Seller shall indemnify and hold the Buyer Indemnified Parties harmless from and against any Damages arising from or in connection with or otherwise with respect to any Excluded Liability from the first dollar of any Excluded Liability and without any cap or other limitation with respect to the amount thereof. Notwithstanding any provision to the contrary contained in this Section 11 or elsewhere in this Agreement or any Transaction Document, in no event shall Seller be obligated to indemnify the Buyer Indemnified Parties from and against, and Seller shall have no liability or obligation with respect to, any Taxes or Damages arising as a result of the Buyer’s (A) breach of its covenants contained in Section 6.8 of this Agreement or (B) failure to continue to qualify as a real estate investment trust within the meaning of section 856 of the Code from and after the Closing Date.

(d) Each Indemnified Party, upon it or (as applicable) its directors (or Persons in similar positions) or officers becoming aware of any event which gives rise to any indemnification rights such Indemnified Party has or may have under this Section 11.2, shall take all reasonable steps to mitigate any Damages in respect of which such indemnification may be sought; provided, however, that no such Indemnified Party shall be required to incur any material costs or expenses or take any action materially adverse to such Indemnified Party in complying with its obligation to mitigate under this Section 11.2(d).

(e) Any calculation of Damages for purposes of this Section 11.2 shall be net of: (i) any insurance recovery actually received by any relevant Indemnified Party (whether paid directly to such Indemnified Party or assigned by the relevant Indemnifying Party to such

Indemnified Party); provided, however that an Indemnified Party shall have no obligation to pursue any claim under insurance policies or other collateral sources prior to seeking indemnification under this Section 11.2 (it being understood that such Indemnified Party shall use its commercially reasonable efforts to pursue insurance claims, if available, in respect of any Damages for which indemnification is sought under this Section 11.2) and, in the case of amounts recovered under insurance policies by such Indemnified Party, the amount recovered shall be deemed to be reduced by the amount of any actual increase in the premiums payable by such Indemnified Party attributable to the event giving rise to such claim for indemnification and by any reasonable out-of-pocket costs incurred in pursuing claims against third party indemnitors; and (ii) Tax benefits actually realized under applicable Law in respect of such Damages, in each case net of all reasonable costs and expenses of recovering any such Tax benefits, whether realized in the year in which payments of Damages are made or thereafter.

(f) Upon receipt by any Indemnified Party of written notice from any third party of any action, suit, proceedings, claim, demand or assessment by such third party against such Indemnified Party which might give rise to a claim for Damages hereunder, such Indemnified Party shall as promptly as practicable give written notice thereof to the Buyer or Seller (as applicable, the “Indemnifying Party”), if indemnification shall be sought therefrom, indicating the nature of such claim and the basis therefor; provided, however, that failure to give such notice shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure. The Indemnifying Party shall have the right, at its option and expense (and by its own counsel), to assume the defense of any such matter involving the liability of the Indemnified Party asserted by a third party as to which the Indemnifying Party shall have acknowledged its obligation to indemnify the Indemnified Party hereunder. If any Indemnifying Party shall undertake to compromise or defend any such asserted liability, it shall promptly notify the Indemnified Party in writing of its intention to do so, and the Indemnified Party agrees to cooperate fully with the Indemnifying Party and its counsel in the compromise of, or defense against, any such asserted liability; provided, however, that the Indemnifying Party shall not settle any such asserted liability without the written consent of the Indemnified Party (which consent will not be unreasonably withheld or delayed). Notwithstanding any such election to assume the defense of such action or proceeding, such Indemnified Party shall have the right to employ separate counsel and to participate in the defense of such action or proceeding, and the Indemnifying Party shall bear the reasonable fees, costs and expenses of such separate counsel (and shall pay such fees, costs and expenses at least quarterly), if the Indemnified Party shall have reasonably concluded that (i) the Indemnifying Party shall not have employed counsel reasonably satisfactory to such Indemnified Party to represent such Indemnified Party within a reasonable time after notice of the institution of such action or proceeding, (ii) the Indemnifying Party shall authorize such Indemnified Party to employ separate counsel at the Indemnifying Party’s expense, (iii) there may be a conflict of interest (including one or more legal defenses or counterclaims available to it or to other Indemnified Parties which are different from or additional to those available to the Indemnifying Party) that would make it inappropriate in the reasonable judgment of such Indemnified Party for the same counsel to represent both the Indemnified Party and the Indemnifying Party or (iv) the claim seeks nonmonetary relief which, if granted, could materially and adversely affect such Indemnified Party or its Affiliates (in which case, notwithstanding any other term of this Agreement, the Indemnifying Party shall not have the right to direct the defense of such action or proceeding on behalf of such Indemnified

Party). In any event, the Indemnified Party and its counsel shall cooperate with the Indemnifying Party and its counsel and shall not assert any position in any proceeding inconsistent with that asserted by the Indemnifying Party.

(g) Unless otherwise required by applicable Law, the parties hereto agree to treat any payment made pursuant to this Section 11.2 as an adjustment to the consideration paid pursuant to this Agreement for all Tax purposes.

(h) Seller and the Buyer hereby acknowledge and agree that, except as otherwise provided in Sections 6.4(c) and 10.2 of this Agreement and Section 6(a)(xvi) of the Agreement Regarding Leases (subject to the limitations in Section 6(f) thereof) and Section 17.1.20 of each Property Lease (subject to the limitations in Section 17.10 thereof), the foregoing indemnification provisions in this Section 11.2 shall be the sole and exclusive rights and remedy of any Indemnified Party with respect to the transactions contemplated by this Agreement, including, without limitation, with respect to (a) any misrepresentation, breach or default of or under any of the representations, warranties, covenants and agreements contained in this Agreement or (b) any failure duly to perform or observe any term, provision, covenant or agreement contained in this Agreement; provided, however, that nothing set forth herein shall be deemed to limit any party’s rights or remedies in the event that the other party has committed fraud in connection herewith. Notwithstanding the foregoing, the Buyer shall be entitled to pursue all rights and remedies (whether at law or in equity) against Guarantor for any misrepresentation, breach, default or failure to perform or observe any provision of Section 12.8.

SECTION 12. CERTAIN ADDITIONAL COVENANTS AND AGREEMENTS

12.1. Casualty.

(a) Seller shall notify the Buyer as soon as reasonably practicable after obtaining Knowledge of the occurrence of any Force Majeure Event with respect to any Real Property Asset and of any damage or destruction (a “Casualty Event”) by fire or other casualty that is suffered by all or a Material Part of any Real Property Asset on or before the Closing Date, which notice shall include a reasonably detailed description of the extent of such damage or destruction and of the relevant Casualty Event. If, on or prior to the Closing Date, all or a Material Part of any Real Property Asset shall have been damaged or destroyed by a Casualty Event or a Force Majeure Event, then the Buyer may, at its option (unless Seller elects to remedy such damage or destruction to the reasonable satisfaction of the Buyer), either (i) elect to exclude any Real Property Asset (each, an “Excluded Real Property Asset”) affected by such Casualty Event or Force Majeure Event from the transactions contemplated by this Agreement, whereupon such Excluded Real Property Asset shall no longer be a Real Property Asset, the Cash Consideration shall be reduced by the Allocable Portion (as adjusted pursuant to Section 2.1(c), if applicable) relating to such Excluded Real Property Asset and Seller shall be released from its obligation to sell, and the Buyer shall be released from its obligation to purchase, such Excluded Real Property Asset as contemplated by this Agreement prior to the occurrence of such Casualty Event or Force Majeure Event (as the case may be), or (ii) proceed to effect the Closing in which such Real Property Asset is included, in which event the provisions of Sections 12.1(b)(i) and 12.1(b)(ii) shall apply to such Real Property Asset. If a

Real Property Asset is elected to be treated as an Excluded Real Property Asset pursuant to clause (i) of this Section 12.1(a), prior to the Closing Date, Seller shall cause such Excluded Real Property Asset to be transferred from, and no longer owned by, VSCRE or any Subsidiary (as applicable). For the purpose of this Section 12.1, the term “Material Part,” with respect to any Real Property Asset shall mean a portion of such Real Property Asset the cost of repair or restoration of which is estimated by a reputable contractor selected by Seller and reasonably satisfactory to the Buyer, to be in excess of 10% of the Allocable Portion (as adjusted pursuant to Section 2.1(c), if applicable) relating to such Real Property Asset.

(b) If, on or prior to the Closing Date, less than a Material Part of any Real Property Asset shall be damaged or destroyed by a Casualty Event or Force Majeure Event (as the case may be) or the Buyer exercises its rights under Section 12.1(a)(ii), each subject Real Property Asset shall remain as such and shall not be deemed an Excluded Real Property Asset, subject to the following: (i) Seller shall not, unless permitted under the Lease Documents as though they were in effect at such time, (A) adjust and settle any insurance claims with respect to such damaged Real Property Asset, or (B) enter into any construction or other contract for the repair or restoration of such damaged Real Property Asset, in each case, without the Buyer’s prior written consent (except no such consent shall be necessary to repair or restore any emergency or hazardous condition at such damaged Real Property Asset), which consent shall not be unreasonably withheld or delayed, and (ii) at the Closing, Seller shall (A) pay over to the Buyer the amount of any insurance proceeds, to the extent collected by Seller, VSCRE or any Subsidiary in connection with such Casualty Event or Force Majeure Event, less the amount of the actual and reasonable unreimbursed expenses incurred by Seller, VSCRE or any Subsidiary in connection with collecting such proceeds and making any repairs to the applicable Real Property Asset occasioned by such Casualty Event or Force Majeure Event pursuant to any contract (provided that such contract was reasonably approved by the Buyer as required by this Section 12.1) and (B) assign to the Buyer in form reasonably satisfactory to the Buyer all of Seller’s right, title and interest in and to any insurance proceeds that are uncollected at the time of the Closing and that may be paid in respect of such Casualty Event or Force Majeure Event. Seller shall reasonably cooperate with the Buyer in the collection of such proceeds, which obligation shall survive the Closing. To the extent that insurance proceeds are paid over to the Buyer with respect to any damage to any Real Property Asset pursuant to clause (ii) of this Section 12.1(b), the Buyer shall use reasonable commercial efforts to cause such damage to be repaired; provided, however, that the foregoing shall not require the Buyer to expend any funds in excess of such insurance proceeds actually received by the Buyer in respect of such damage pursuant to clause (ii) of this Section 12.1(b).

12.2. Condemnation Pending Closing.

If, prior to the Closing Date, condemnation or eminent domain proceedings shall be commenced by any competent public authority against any Real Property Asset or any portion thereof, Seller shall promptly (but in no event more than two Business Days after obtaining Knowledge of such proceedings) notify the Buyer thereof, which notice shall include a reasonably detailed description of the nature and extent of such proceedings and of each Real Property Asset affected thereby. After notice of the commencement of any such proceedings (from Seller or otherwise) and in the event that the taking of such Real Property Asset pursuant to such proceedings would constitute a Material Taking, the Buyer shall have the right (a) to accept title to such Real Property Asset subject to such proceedings, whereupon any award payable to Seller shall be paid to the Buyer and Seller shall deliver to the Buyer at the Closing all assignments and other documents reasonably requested by the Buyer to vest such award in the Buyer, or (b) elect to exclude such Real Property Asset from the transactions contemplated by this Agreement, whereupon such Real Property Asset shall be deemed to be an Excluded Real Property Asset, the Cash Consideration shall be reduced by the Allocable Portion (as adjusted pursuant to Section 2.1(c), if applicable) relating to such Excluded Real Property Asset and Seller shall be released from its obligation to sell, and the Buyer shall be released from its obligation to purchase, such Excluded Real Property Asset as contemplated by this Agreement prior to the occurrence of such Material Taking. For the purposes of this Section 12.2, the term “Material Taking,” with respect to any Real Property Asset, means any taking that materially and adversely affects access to such Real Property Asset, or leaves a remaining balance of such Real Property Asset which may not be economically operated for the purpose for which the Real Property Asset was operated prior to such taking, or if in the reasonable estimation of an appraiser selected by Seller, subject to the Buyer’s reasonable approval, the taking would result in a claim for condemnation proceeds equal to or in excess of 10% of the Allocable Portion (as adjusted pursuant to Section 2.1(c), if applicable) relating to such Real Property Asset. If a Real Property Asset is elected to be treated as an Excluded Real Property Asset pursuant to clause (b) of this Section 12.2, prior to the Closing Date, Seller shall cause such Excluded Real Property Asset to be transferred from, and no longer owned by, VSCRE or any Subsidiary (as applicable).

12.3. Earn-Out Payments.

From and after the Closing, so long as no default or event of default (within the meaning of any relevant Property Lease) has occurred and is continuing under any Property Lease, the Buyer hereby agrees to cause VSCRE and/or the Subsidiaries to reimburse Seller an amount equal to 100% of the Earn-Out Payments paid by Seller during the term of such Property Lease to each applicable payee under the Pending Property Agreement with respect to the Real Property Asset that is subject to such Property Lease. For the avoidance of doubt, notwithstanding anything to the contrary contained in this Agreement (including, without limitation, this Section 12.3), any and all liabilities or obligations, whether accrued, absolute, contingent or otherwise, relating to any Earn-Out Payments are and shall at all times be deemed Excluded Liabilities the payment of which shall solely be the responsibility of Seller.

12.4. Transaction Taxes.

All transfer, documentary, sales, use, registration and similar Taxes (including all applicable real estate transfer Taxes and stock transfer Taxes) and related fees (including any penalties, interest and additions to Tax) (collectively, the “Transaction Taxes”) arising out of or incurred in connection with the transactions contemplated by this Agreement that are due before, upon or as a result of the consummation of the transactions contemplated hereby shall be borne by Seller to the extent that the transactions giving rise to such Transaction Taxes are substantially identical to those contained in or contemplated by the Pending Property Agreements, the Pending IPC Agreements, the Steps Memorandum and the Transfer Tax Memorandum. Notwithstanding any provision herein to the contrary, the Buyer shall be responsible for any Transaction Taxes incurred as a result of any material change in or deviation from the transactions contained in or contemplated by the Pending Property Agreements, the

Pending IPC Agreements, the Steps Memorandum or the Transfer Tax Memorandum to the extent that such change is, at any time after the date hereof, directed by the Buyer in writing to occur. The Buyer shall cooperate in timely preparing and filing all Tax Returns as may be required to comply with the provisions of applicable Tax laws.

12.5. Reliance Letters.

Prior to the Closing and from time to time thereafter, VSCRE shall use commercially reasonable efforts to cause:

(a) each seller under the Pending Property Agreements to consent in a timely manner (including, without limitation, by such seller’s execution and delivery of a Seller Consent Letter as provided in Section 9.2(g)), in each case in form and substance reasonably satisfactory to the Buyer, to the inclusion of such seller’s financial information (including, without limitation, such financial information relating to the Real Property Assets sold or to be sold by such seller pursuant to any such Pending Property Agreement) in offering memoranda or prospectuses, or similar publications in connection with syndications, private placements or public offerings of the securities or interests of the Buyer or any of its subsidiaries, and any other reporting requirements under applicable federal and state laws, including those of any successor to the Buyer or any of its subsidiaries (collectively, the “Disclosure Materials”); and

(b) each auditor of each seller under the Pending Property Agreements and each auditor who reviewed the financial statements contained in the Prospectus to consent in a timely manner (including, without limitation, by such auditor’s execution and delivery of an Auditor Consent Letter as provided in Section 9.2(h)), in each case in form and substance reasonably satisfactory to the Buyer, to the inclusion of their respective audit report(s) issued with respect to the financial statements of such seller and/or such financial statements contained in the Prospectus (as the case may be) in any registration statement or other filing under federal and state laws and to provide the underwriters participating in any offering of securities or interests of the Buyer or any of its subsidiaries with standard accountant’s “comfort” letters with regard to the financial information of such seller or such financial statements contained in the Prospectus incorporated by reference into any Disclosure Materials.

12.6. Right of First Offer.

(a) In the event of any termination of this Agreement as described in Section 10.2(a), 10.2(b) or 10.2(d), Seller, VSCRE and each Subsidiary hereby grant to the Buyer the right of first offer (the “ROFO”) to purchase the Real Property Assets (whether acquired by Seller, VSCRE or any Subsidiary before or after such termination) on the following terms and conditions, which ROFO shall survive (i) with respect to the rights under Pending Property Agreements, until 12 months following such termination, (ii) with respect to any Real Property Asset acquired by Seller, VSCRE or any Subsidiary pursuant to any Pending Property Agreement, until 12 months following such termination, and (iii) with respect to any Real Property Asset that is subject to a Pending Property Agreement which is terminated prior to the acquisition of such Real Property Assets as contemplated by such terminated Pending Property Agreement and that is acquired by Seller, VSCRE or any Subsidiary after such termination of such Pending Property Agreement pursuant to an agreement entered into within 12 months after such termination of this Agreement, until 12 months after such agreement is so entered into (such survival period, the “ROFO Period”); provided, however, that the ROFO Period shall terminate upon receipt by the Buyer of the Termination Fee.

(b) If, during the ROFO Period, Seller, VSCRE or any Subsidiary shall be willing to sell (or assign, in the case of a leasehold interest) all or any part of the Real Property Assets (referred to as the “ROFO Property”), Seller shall notify the Buyer in writing (such notice, the “ROFO Notice”) of the availability of the ROFO Property for sale and specify the purchase price (the “ROFO Price”) and all other material terms and conditions of sale. The Buyer shall have a period of 10 Business Days from the date of delivery of such notice within which to notify Seller of its election to purchase the ROFO Property on the terms and conditions set forth in the ROFO Notice and to execute a contract of sale on those terms and conditions. In the event the Buyer does not so notify Seller of its election to purchase the ROFO Property within said 10 Business Day period, Seller, VSCRE and any Subsidiary, as applicable, shall be free, for the next 180 days to sell the ROFO Property to a bona fide third party purchaser, provided that the purchase price for such sale shall be no less than 98% of the ROFO Price and such sale to the bona fide third party purchaser shall otherwise be on terms no more favorable to such bona fide third party purchaser than were offered to the Buyer. If the ROFO Property has not been sold during such 180 day period, then Seller, VSCRE and any Subsidiary, as applicable, shall not be permitted to sell the ROFO Property without again complying with the requirements of this Section 12.6 (the “Re-Offer Provisions”).

(c) In the event Seller, VSCRE or any Subsidiary intends to sell (or assign, in the case of a leasehold interest) the ROFO Property along with other property not constituting Real Property Assets, the ROFO Price shall be the amount reasonably allocable to that portion of the total property intended for sale that constitutes Real Property Assets, which amount shall be set forth in the ROFO Notice.

(d) The ROFO shall be assignable to and benefit any Affiliate of the Buyer (but not any other third party) to whom the interest of the Buyer under this Agreement may be assigned.

(e) During the ROFO Period, the ROFO shall apply to any proposed direct or indirect transfer(s) to any third party of (i) interests in Seller, VSCRE or any Subsidiary, (ii) rights under any of the Pending Property Agreements (or interests therein), (iii) any Real Property Asset (or interests therein), (iv) any ground lease of all or any part of the Real Property Assets, and/or (v) any other similar transaction that would have the effect of transferring ownership, possession, control and/or any economic interest in and over all or any part of the Real Property Assets (including, without limitation, any agreement to do the same); provided, however, that the ROFO shall not apply to any bona fide first mortgage financing relating to any Real Property Asset by a third party financial institution, which financing shall not contemplate or provide for (i) the issuance or grant of any equity securities of or equity interests in, or any equity-like feature with respect to, any Person who directly or indirectly owns such Real Property Asset or of any Affiliate thereof, or (ii) the sale of such Real Property Asset together with a lease thereof to the transferor of such Real Property Asset or any Affiliate thereof. If Seller, VSCRE or any Subsidiary owns more than just the Real Property Assets, and Seller, VSCRE or any Subsidiary, as applicable, seeks to permit the transfer of direct or indirect equity interests in Seller, VSCRE or any Subsidiary, as applicable, then Seller, VSCRE or any Subsidiary, as applicable, shall be obligated to cause the applicable Real Property Assets (and no other property) to be transferred to a newly-formed entity under common control with Seller, VSCRE or any Subsidiary, as applicable, the equity interests in which shall be offered for sale under the terms of this Section 12.6 independently of the equity interests in Seller, VSCRE or any Subsidiary. The offer to sell equity in such newly-formed entity shall be subject to the ROFO set forth in this Section 12.6.

(f) Upon the exercise of the ROFO by the Buyer as provided for herein, the Buyer, Seller, VSCRE and/or any Subsidiary, as applicable, shall, within 30 days after such exercise, enter into a purchase agreement (the “ROFO Purchase Agreement”) with the Buyer in respect of the ROFO Property. To the extent the ROFO Notice does not contain any applicable terms and conditions (including, without limitation, with respect to representations and warranties, indemnities, prorations and allocations of transaction costs), the ROFO Purchase Agreement shall contain such terms and conditions substantially in conformity with the terms and conditions of this Agreement with respect to the Owned Property.

12.7. Completion of Lease Documents.

Each of the Buyer and Seller hereby agrees to finalize and complete each Lease Document by inserting the missing provisions therein where and as indicated (by brackets and footnotes) in such Lease Document.

12.8. Guarantor.

(a) The Guarantor hereby irrevocably and unconditionally guaranties all obligations of Seller and, with respect to any period ending on or before the Closing, VSCRE under this Agreement.

(b) As a material inducement to the Buyer to enter into and perform its obligations under this Agreement, the Guarantor hereby represents and warrants to the Buyer as of the date hereof and as of the Closing Date as follows (which representations and warranties shall survive the Closing indefinitely):

(i) The Guarantor has all requisite power and authority to enter into and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement by the Guarantor have been duly authorized by all necessary action. This Agreement has been duly and validly executed and delivered by the Guarantor and constitutes the legal, valid and binding obligation of the Guarantor, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting the enforceability of creditors’ rights generally, general equitable principles, the discretion of courts in granting equitable remedies and matters of public policy.

(ii) The execution, delivery and performance of this Agreement by the Guarantor do not and will not (with or without the passage of time or the giving of notice): (A) violate or conflict with the certificate of incorporation, bylaws or other organizational documents of the Guarantor; (B) violate or conflict with any Law binding upon the Guarantor or violate or conflict with, result in a breach of, constitute a default or otherwise cause any loss of benefit, in any material respect, under any material agreement or other material obligation to which the Guarantor is a party or by which the Guarantor is bound, except, in each case, for such violations, conflicts, breaches, defaults or losses as would not have a material adverse effect upon the ability of the Guarantor to enter into or perform its obligations under this Agreement; or (C) result in, require or permit the creation or imposition of any Encumbrance (other than any Permitted Encumbrance) upon or with respect to any of the Securities, the Acquired IPC Interest Rights or the Remainder IPC Interests. No consent, authorization, waiver by or filing with any Governmental Entity or other Person is required in connection with the execution, delivery and performance of this Agreement by the Guarantor or the consummation by the Guarantor of the transactions contemplated hereby.

(iii) Without limiting, and in furtherance of, the provisions of Section 12.8(a), if Seller is required to make any payment pursuant to this Agreement, including, without limitation, any payment of the Termination Fee or any payment in respect of indemnification under Section 11, the Guarantor will have sufficient funds (as cash on hand, by causing its subsidiaries to declare and pay cash dividends to it, or otherwise) to make such payment on behalf of Seller in the event that Seller shall fail (for any reason whatsoever) to make such payment as provided herein.

(iv) Neither Guarantor nor any of its Subsidiaries have entered into any agreements restricting distribution of assets directly or indirectly from such Subsidiary to Guarantor.

(c) Guarantor shall not enter into and shall not permit any of its Subsidiaries to enter into any agreements restricting distribution of assets directly or indirectly from such Subsidiaries to Guarantor or otherwise restricting Guarantor’s ability to perform its obligations under this Agreement.

12.9. Certain IPC REIT Tax Returns

Seller will prepare, or cause to be prepared, drafts of federal and state income tax returns for IPC REIT for taxable years ending before or including the Closing Date, and will deliver such drafts to IPC Assignee at least 30 days before the due date for such return for review and reasonable comment by IPC Assignee. Following Closing, Robin L. Barber will continue as an authorized officer of IPC REIT and will sign each of the foregoing tax returns after such returns have been approved by IPC Assignee, such approval not to be unreasonably withheld, and will timely file such returns (it being understood that Ms. Barber shall have no other role or authority with respect to IPC REIT or its Affiliates other than the execution and filing of the forgoing tax returns as contemplated by this Section 12.9); provided that, in the event that Ms. Barber shall no longer so serve as an authorized officer of IPC REIT, or shall otherwise be unwilling or unable to so sign and/or file any such tax return, for any reason, Seller shall promptly provide the name of an individual familiar with the operations and financial details of IPC REIT who is willing to serve as a replacement for Ms. Barber for the purposes of this Section 12.9, which individual shall have been approved by the Buyer (which approval shall not be unreasonably withheld). Seller will pay (or will cause to be paid) any tax due with respect to such returns; provided, however, Seller shall have no liability or obligation with respect to any Taxes arising as a result of the Buyer’s breach of its covenants contained in Section 6.8 of this Agreement.

SECTION 13. DEFINITIONS

As used in this Agreement, the following terms shall have the respective meanings below:

“Accrued Expenses” shall have the meaning set forth in Section 2.2(a).

“Accrued Income” shall have the meaning set forth in Section 2.2(a).

“Acquired IPC Interest Rights” shall have the meaning set forth in the Recitals.

“Acquired Properties” means, collectively, the Amber Court Real Property Asset, the BCC Real Property Assets, the Elmcroft Real Property Assets, the HCG Real Property Assets and the United Rehab Real Property Assets.

“Acquisition Transaction” shall have the meaning set forth in Section 6.4(a).

“Affiliate” means, with respect to any Person, (a) each Person that, directly or indirectly, owns or controls such Person, and (b) each Person that controls, is controlled by or is under common control with such Person or any Affiliate of such Person. For the purpose of this definition, “control” of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” shall have the meaning set forth in the Preamble.

“Agreement Regarding Leases” means an Agreement Regarding Leases, substantially in the form attached hereto as Exhibit D.

“Allocable Portion” shall have the meaning set forth in Section 2.1(c).

“Allocation” shall have the meaning set forth in Section 2.1(c).

“AL Trust” means The AL Holdings Trust, a unit trust organized under the laws of Ontario, Canada and a seller under one of the Pending IPC Agreements.

“Amber Court Pending Agreement” means a Purchase and Sale Agreement by and among SCRE Investments, Inc., Regency Plaza Realty Associates, LLC, Alfred Schonberger, Judith Schonberger and the Guarantor identified therein, substantially in the form of the September 5, 2006 draft thereof provided to the Buyer, a copy of which is included in Exhibit A to this Agreement, with such changes or modifications thereto as shall have been approved by the Buyer prior to the execution and delivery thereof (which approval shall not be unreasonably withheld).

“Amber Court Real Property Asset” means the Real Property Asset described in Section 13-A of the Disclosure Schedule.

“Amber Court Sublease” means that certain lease, substantially in the form attached as Exhibit E hereto, relating to the Amber Court Real Property Asset, with such changes or modifications thereto as shall have been approved by the Buyer prior to the execution and delivery thereof (which approval shall not be unreasonably withheld), including (a) such changes thereto as are necessary, if any, to convert such lease into a sublease under and subordinate to the Property Lease with respect to the Amber Court Real Property Asset, and (b) an agreement of the subtenant under such sublease to attorn to the landlord under the Property Lease with respect to the Amber Court Real Property Asset in the event of a termination of such Property Lease.

“ARL Guaranty” means a Guaranty of Agreement Regarding Leases, substantially in the form attached hereto as Exhibit F.

“Assumed Property Debt” shall have the meaning set forth in Section 6.6(a).

“Auditor Consent Letter” means a letter, substantially in the form attached hereto as Exhibit H-2.

“Base Cash Consideration” shall have the meaning set forth in Section 2.1(a).

“Base Purchase Price” shall have the meaning set forth in Section 2.1(a).

“BCC Guaranty” means that certain Guaranty of Lease and Rent Payment Agreement, relating to eight unstabilized Balanced Care Properties, and substantially in the form attached hereto as Exhibit G.

“BCC Letter of Credit” means the Letter of Credit described in Section 8.2 of the BCC Guaranty.

“BCC Real Property Assets” means the Real Property Assets described in Section 13-B of the Disclosure Schedule.

“Bridge Debt” shall have the meaning set forth in Section 6.4(a).

“Bridge Loan Documents” means the agreements and instruments evidencing any Bridge Debt to be provided from time to time by the Buyer or any of its Affiliates or Subsidiaries to Seller, VSCRE and/or any of their Affiliates or Subsidiaries.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York City or Toronto are authorized or obligated by Law or executive order to close, or any of the first day of passover, second day of passover, seventh day of passover, eighth day of passover, first day of shavuoth, second day of shavuoth, first day of rosh hashanah, second day of rosh hashanah, yom kippur, first day of sukkoth, second day of sukkoth, shemini azereth or simchas torah.

“Buyer” shall have the meaning set forth in the Preamble.

“Buyer Common Stock” means the common stock, par value $0.25 per share, of the Buyer.

“Buyer Debt Expenses” means all premiums, make-whole amounts, defeasance costs and other documented costs and expenses in excess of the sum of (a) $10,377,061.84 and (b) any Swap Proceeds incurred by the Buyer to prepay, defease or assume the Indebtedness constituting the Specified Debt as contemplated by Section 6.6(a), the obligations of the Buyer for which shall not exceed $4,000,000 in the aggregate (“Buyer Debt Expense Cap”); provided, however, that Buyer Debt Expenses shall not include any Seller Debt Expenses.

“Buyer Debt Expense Cap” shall have the meaning set forth in the definition of Buyer Debt Expenses.

“Buyer Indemnified Parties” shall have the meaning set forth in Section 11.2(a).

“Buyer Transaction Costs” means (a) all costs and expenses incurred by the Buyer in connection with the negotiation, documentation, execution, delivery and (with respect to VSCRE and any Subsidiary, excluding any period on or before the Closing) performance of the Transaction Documents, including, without limitation, the fees and disbursements of counsel, accountants and consultants engaged by the Buyer and any inspection, examination, survey, test boring, soil bearing test or other engineering, structural, building system, environmental, architectural or landscaping test or drawing performed by or at the direction of the Buyer in connection with the transactions contemplated hereby, and (b) the Buyer Debt Expenses.

“Cash Consideration” shall have the meaning set forth in Section 2.1(a).

“Casualty Event” shall have the meaning set forth in Section 12.1(a).

“Certificate of Need” shall have the meaning set forth in Section 4.17.

“Closing” shall have the meaning set forth in Section 9.1(a).

“Closing Adjustments” shall have the meaning set forth in Section 2.1(a).

“Closing Date” shall have the meaning set forth in Section 9.1(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Continuing Sublease” means (a) the leases, subleases and other occupancy agreements listed in Item 2 of Schedule 4.6(d) of the Disclosure Schedule, (b) the Amber Court Sublease and (c) any other leases, subleases or other occupancy agreements with respect to the Real Property Assets entered into prior to the Closing; provided, however, that Continuing Sublease shall not include any of the HCG Subleases.

“Contract” means any contract, undertaking, agreement, arrangement, commitment, indemnity, indenture, instrument, lease or understanding, including any and all amendments, supplements, and modifications thereto, to or under which VSCRE or any Subsidiary or any of their respective assets is legally bound.

“Current IPC Holdings” shall have the meaning set forth in the Recitals.

“Damages” means any and all losses, damages, costs, expenses, liabilities, obligations and claims of any kind (including, without limitation, any Proceeding brought by any Governmental Entity or other Person), including, without limitation, reasonable attorneys’, experts’ and consultants’ fees and costs of investigation or defense, but excluding in each case any indirect, consequential, special, incidental or punitive damages (including, without limitation, lost profits, loss of use, damage to goodwill or loss of business).

“Deductible” shall have the meaning set forth in Section 11.2(c).

“Disclosure Materials” shall have the meaning set forth in Section 12.5.

“Disclosure Schedule” shall have the meaning set forth in Section 6.5.

“Draw Amount” means $30,000,000.

“Earn-Out Guaranty” means an Earn-Out Guaranty, substantially in the form attached hereto as Exhibit I.

“Earn-Out Payments” shall have the meaning set forth in the Agreement Regarding Leases.

“Elmcroft Real Property Assets” means the Real Property Assets described in Section 13-C of the Disclosure Schedule.

“Employment Agreements” means, collectively, that certain (a) employment agreement, dated September 6, 2006, between Senior Care, Inc. and Patrick Mulloy, a copy of which is attached hereto as Exhibit J, and (b) employment agreement, dated September 6, 2006, between Senior Care, Inc. and Timothy Wesley, a copy of which is attached hereto as Exhibit K, neither of which Employment Agreements shall be filed by the Buyer with any Governmental Entity, stock exchange or securities market unless required by applicable Law or the rules of any such stock exchange or securities market.

“Encumbrance” means any mortgage, pledge, security interest, encumbrance, lien, limitation, restriction, assessment, encroachment, defect in title or charge of any kind, including, without limitation, any conditional sale or other title retention agreement, any lease in the nature thereof and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction and including any lien or charge arising by statute or other laws, which secures the payment of a debt (including, without limitation, any Tax or Indebtedness) or the performance of an obligation.

“Environmental Claim” means any Proceeding by any Person alleging personal injury, property damage or other potential liability, including, without limitation, any cleanup liability, investigatory or response costs, natural resource damages or penalties arising out of, based on, or resulting from any actual or threatened (a) Release or disposal, or the presence in, the environment, including, without limitation, the indoor environment, of any Hazardous Materials at any Real Property Asset or by or attributable to VSCRE or any Subsidiary, or any of their respective predecessors, at any location, (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Laws by or attributable to VSCRE or any Subsidiary or (c) exposure to any Hazardous Materials attributable to VSCRE, any Subsidiary or any of their respective predecessors.

“Environmental Laws” means all Laws (a) related to Releases or threatened Releases of any Hazardous Materials in the indoor or outdoor environment, (b) governing the use, generation, treatment, storage, disposal, transport, or handling of Hazardous Materials or (c) related to pollution, the protection of the environment, human health or natural resources. Such Environmental Laws shall include, but are not limited to, the Resource Conservation and Recovery Act, and the Comprehensive Environmental Response, Compensation and Liability Act, the Toxic Substances Control Act, the Occupational Safety and Health Act, the Clean Water Act, the Clean Air Act, the Safe Drinking Water Act, and the Emergency Planning and Community Right-to-Know Act, each as amended from time to time, and their respective state, local or foreign analogs.

“Environmental Permits” shall have the meaning set forth in Section 4.13(b).

“Environmental Reports” shall have the meaning set forth in Section 4.13(i).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or a successor law, and the regulations and rules issued pursuant to that act or to any successor law.

“Escrow Agent” shall have the meaning set forth in the Escrow Agreement.

“Escrow Agreement” means a Letter of Credit Escrow Agreement, in the form attached hereto as Exhibit L.

“Excluded Assets” means any and all assets or properties of VSCRE or any Subsidiary other than the Real Property Assets (excluding any Excluded Real Property Assets).

“Escrowed Letter of Credit” means an irrevocable, unconditional standby letter of credit in the amount of the Draw Amount issued by a financial institution in favor of the Escrow Agent as the beneficiary thereunder, which standby letter of credit (or any renewal, extension or replacement thereof) shall continue in full force and effect and shall be maintained in its full face amount until such time as the Escrowed Letter of Credit and the Draw Amount (if any) are released to either Buyer or Seller in accordance with the provisions of the Escrow Agreement or by a court of competent jurisdiction if the provisions of Section 3(viii) of the Escrow Agreement are invoked by the Escrow Agent.

“Excluded Real Property Asset” shall have the meaning set forth in Section 12.1(a).

“Excluded Liabilities” means, collectively, (a) any and all liabilities or obligations of VSCRE or any Subsidiary, whether accrued, absolute, contingent or otherwise, relating to any period ending on or before the Closing, including, without limitation, any liabilities or obligations relating to any Earn-Out Payments or any Excluded Real Property Asset, and (b) any Extraordinary Liability; provided, however, that “Excluded Liabilities” shall expressly exclude any Assumed Property Debt.

“Existing Terms” shall have the meaning set forth in Section 6.6(a).

“Expense Overage” shall have the meaning set forth in Section 6.6(c).

“Extraordinary Liabilities” means, collectively, the REIT Liability, the Medicaid Liability and the Step Up Liability.

“Facility Operator” means (a) as of the date hereof, each Person identified on Schedule 13-1 hereto as a “Current Facility Operator”, and (b) as of immediately prior to the Closing, each Person identified on Schedule 13-1 hereto as a “Facility Operator Upon Closing”.

“Family Member” shall have the meaning set forth in the Agreement Regarding Leases.

“Final Purchase Price” shall have the meaning set forth in Section 2.1(a).

“Financial Statements” means, collectively, the financial statements of the Subject Entities set forth on Schedule 13-2 hereto.

“Force Majeure Event” means any riot, act of terrorism, war or hostilities between nations, act of God, fire, explosion, storm damage, tornado damage or flood damage that prevents any of the transactions contemplated by any Pending Property Agreement to be consummated in such a manner that any party thereto, pursuant to and in accordance with the terms thereof, shall have the right to terminate such Pending Property Agreement.

“GAAP” means generally accepted accounting principles in the United States of America, applied on a consistent basis and applied to both classification of items and amounts, including without limitation, the official interpretations thereof by the Financial Accounting Standards Board, its predecessors and assigns.

“General Indemnification Cap” shall have the meaning set forth in Section 11.2(c).

“Governmental Entity” means any domestic, international, foreign, national, multinational, territorial, regional, state or local governmental authority, quasi-governmental authority, instrumentality, court, commission, arbitrator or tribunal or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing.

“Guarantor” shall have the meaning set forth in the Preamble.

“Hazardous Materials” means: (a) any liquid, gaseous or solid material, substance or waste that (i) requires removal, remediation or reporting under any Environmental Law, or is listed, classified or regulated as a “hazardous waste” or “hazardous substance” (or any other similar term) pursuant to any Environmental Law, (ii) is regulated under Environmental

Laws as being toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous or (iii) is potentially injurious to human health or safety, the environment or natural resources; (b) any petroleum product or by-product, petroleum-derived substances, asbestos, polychlorinated biphenyls, mold, fungi, bacteria, toxic growth or urea formaldehyde; and (c) any medical waste, substance or material defined as such in the Occupational Safety & Health Act, the Toxic Substances Act or any Environmental Law.

“HCG Indemnification Caps” shall have the meaning set forth in Exhibit 4.19.

“HCG Management Agreement” means each Contract set forth on Schedule 13-3.

“HCG Real Property Assets” means the Real Property Assets described in Section 13-D of the Disclosure Schedule.

“HCG Sublease” means each Contract set forth on Schedule 13-4.

“Health Department” shall have the meaning set forth in Section 4.18(a).

“High Rate Debt” means any Indebtedness of VSCRE and/or the Subsidiaries that accrues interest thereon (together with all fees applicable to or otherwise incurred in connection with such Indebtedness) at a rate of 7.75% or more per annum.

“Income Tax” means any federal, state, local, or foreign tax based on or measured by reference to net income, including any interest, penalty, or addition thereto, whether disputed or not.

“Indebtedness” means, with respect to VSCRE and any Subsidiary: (a) any liability for borrowed money, or evidenced by an instrument for the payment of money, or incurred in connection with the acquisition of any property, services or assets (including securities), or relating to a capitalized lease obligation, other than accounts payable or any other indebtedness to trade creditors created or assumed by VSCRE or any Subsidiary in the ordinary course of business in connection with the obtaining of materials or services; (b) obligations under exchange rate contracts or interest rate protection agreements; (c) any obligations to reimburse the issuer of any letter of credit, surety bond, performance bond or other guarantee of contractual performance, in each case to the extent drawn or otherwise not contingent; and (d) any payments, fines, fees, penalties or other amounts applicable to or otherwise incurred in connection with or as a result of any prepayment or early satisfaction of any obligation described in clauses (a) through (c) above.

“Indemnified Parties” shall have the meaning set forth in Section 11.2(b).

“Indemnifying Party” shall have the meaning set forth in Section 11.2(f).

“Initial Lease Basis” means, with respect to each Real Property Asset, an amount, as allocated to such Real Property Asset pursuant to Section 2.1(c), equal to (a) the Base Cash Consideration, plus (b) the Stock Consideration, plus (c) (i) all Buyer Debt Expenses, (ii) all Buyer Transaction Costs (excluding any fees of legal counsel to the Buyer), (iii) all transfer and recording taxes, filing fees and other similar expenses arising in connection with the conveyances contemplated by this Agreement that are due upon or as a result of the consummation of the transactions contemplated hereby that are paid or payable by the Buyer, less (d) any amounts described in the preceding clauses (i) through (iii) that are paid by Seller as of immediately prior to the Closing.

“IPC Assignee” means any of Elder Trust Operating Partnership or PSLT OP, L.P.

“IPC Minority Interests” means the interests of the 125 Class A preferred shareholders of IPC REIT, representing a 6.2% voting interest in IPC REIT.

“IPC Redemption Costs” mean all costs and expenses incurred or payable by IPC REIT in connection with the repurchase or redemption of the IPC Minority Interests and any other outstanding Trust Units or other interests or voting rights of IPC REIT (other than the Current IPC Holdings and the Trust Units that are subject to the Acquired IPC Interest Rights).

“IPC REIT” means IPC AL Real Estate Investment Trust, a Maryland real estate investment trust.

“IPC Rights Exercise Price” means the aggregate purchase price for all of the Trust Units that are subject to the Acquired IPC Interest Rights.

“Knowledge” means with respect to Seller and VSCRE, the actual knowledge of Barry Reichmann, Manfred Walt, Patrick Mulloy and Tim Wesley.

“Law” means any law (including, without limitation, the Foreign Corrupt Practices Act), common law, statute (including, without limitation, those relating to zoning, land use, the Americans with Disabilities Act, abandoned property and similar laws and regulations), ordinance, regulation, rule, directive, Permit, license, certificate, judgment, order, award, decree or other decision or requirement of any Governmental Entity.

“Lease Documents” means, collectively, the Agreement Regarding Leases, the ARL Guaranty, each Property Lease, each Lease Guaranty, the Earn-Out Guaranty, the BCC Letter of Credit, the Security Deposit Letter of Credit and the BCC Guaranty.

“Lease Guaranty” means a Lease Guaranty covering each Property Lease, substantially in the form attached hereto as Exhibit M.

“Letter Agreement” means that certain letter agreement, dated the date hereof, between Seller, Guarantor and Buyer, as such letter agreement may be amended from time to time.

“Low Rate Debt” means any Indebtedness of VSCRE and/or the Subsidiaries that is not High Rate Debt, provided that Low Rate Debt shall not include any Bridge Debt.

“Material Adverse Effect” means a material adverse effect (a) on the ability of Seller or VSCRE to perform their respective obligations (taken as a whole) under the Transaction Documents, or (b) on the assets, liabilities or businesses of VSCRE and the Subsidiaries

(including, without limitation, the Acquired Properties), taken as a whole, but shall not include any adverse effect to the extent attributable to (i) the announcement of the transactions contemplated by this Agreement, (ii) any adverse change in general economic conditions affecting the industry in which VSCRE and the Subsidiaries participate or the United States economy as a whole, or (iii) any adverse change in regulatory conditions or government programs in the industry in which VSCRE and the Subsidiaries participate.

“Material Consents” shall have the meaning set forth in Section 6.3.

“Material Part” shall have the meaning set forth in Section 12.1(a).

“Material Taking” shall have the meaning set forth in Section 12.2.

“Medicaid Liability” means any and all Damages relating to, in connection with or arising out of the matters described in Item 3(a)(iv) of Section 4.5 of the Disclosure Schedule.

“Non-Appealable Matter” means any final, binding and non-appealable judgment, award, determination, order, writ, injunction or decree of any Governmental Entity of competent jurisdiction that enjoins or prohibits the consummation of the transactions contemplated by this Agreement, or pursuant to which such transactions are held by such Governmental Entity to be illegal or unenforceable, which is issued pursuant to a Proceeding in which neither VSCRE, any Subsidiary nor any of their respective Affiliates is a party or, if a party, in which it is determined by the trier of fact therein that the claims that are the subject of such Proceeding are not the result of any wrongful act or omission on the part of VSCRE, any Subsidiary or any of their respective Affiliates.

“Non-Competition Agreement” means a Non-Competition Agreement, in the form attached hereto as Exhibit N.

“Non-GAAP Entities” means, collectively, (a) Villas de Carlsbad, Ltd., (b) La Mesa Alzheimer’s Care, L.P. and its subsidiaries, (c) Point Loma Alzheimer’s Care, L.P., (d) Grossmont-IPG, Ltd., (e) Las Villas del Norte, Ltd. and (f) Mountview Retirement, Ltd.

“Operator Licenses” shall have the meaning set forth in Section 4.18(a).

“Order” shall have the meaning set forth in Section 6.3.

“Owned Property” shall have the meaning set forth in Section 4.6(a).

“Pending IPC Agreements” means the Contracts set forth in Schedule 13-5 hereto.

“Pending Property Agreements” means the Contracts set forth in Schedule 13-6 hereto.

“Permits” shall have the meaning set forth in Section 4.12(b).

“Permitted Encumbrance” means any (a) right of way, easement, Encumbrance, written agreement or Law affecting the improvement, use or occupancy or any reservation of an interest in title imposed or promulgated by applicable Law with respect to real property and improvements, including zoning regulations, provided they do not materially and adversely affect the current use of any Real Property Asset, (b) right of way, easement, Encumbrance, written agreement or Law affecting the improvement, use or occupancy or any reservation of an interest that is disclosed on existing title reports or existing surveys delivered to the Buyer on or before the date hereof, (c) the existing subleases identified in Section 4.6(d) of the Disclosure Schedule, copies of which have been delivered to the Buyer on or before the date hereof, (d) mechanics’, carriers’, workmen’s, repairmen’s and similar lien incurred in the ordinary course of business and which (i) is not yet due and payable, (ii) is duly budgeted to be paid and (iii) does not materially detract from the value of or materially interfere with the present use of any of the Real Property Assets subject thereto or affected thereby, (e) Encumbrance for Taxes that are not yet due and payable, and (f) agreement to which neither VSCRE nor any Subsidiary is a party that does not affect the use or occupancy of any Real Property Asset in any material respect or is otherwise not material.

“Person” means an individual, a partnership (general or limited), a corporation, a limited liability company, an association, a joint stock company, Governmental Entity, a business or other trust, a joint venture, any other business entity or an unincorporated organization.

“Post-Closing Period” shall have the meaning set forth in Section 2.2(a).

“Pre-Closing Period” shall have the meaning set forth in Section 2.2(a).

“Pre-Closing Transactions” means the following, in each case upon terms and conditions reasonably satisfactory to the Buyer: (a) the consummation of the transactions contemplated by or in connection with each Pending Property Agreement, the Pending IPC Agreements and the Steps Memorandum; (b) the assignment of all of the rights (with the exception of all rights to pursue indemnification, including for breaches of representations and warranties and/or covenants and enforcement thereof, which shall be retained by Seller or an Affiliate thereof in trust for the benefit of the applicable Tenant, with respect to operational matters, and VSCRE, with respect to the Real Property Assets) but not any obligations, of the purchasers under the Pending Property Agreements and the Pending IPC Agreements to, and the vesting of such rights in, VSCRE and/or one or more Subsidiaries; and (c) the implementation of an entity and organizational structure of VSCRE and the Subsidiaries so as to facilitate and comply with the entity and organizational structures contemplated by each Lease Document.

“Prepaid Expenses” shall have the meaning set forth in Section 2.2(a).

“Prepaid Income” shall have the meaning set forth in Section 2.2(a).

“Primary Use” shall have the meaning set forth in Section 4.18(a).

“Proceeding” means any action, suit, proceeding, arbitration, claim, complaint, decree, lawsuit or any notice of violation or investigation.

“Property Lease” shall mean one or more leases, at Buyer’s sole option and election, between one or more Property Owners, as lessor, and one or more Tenants, as lessee, collectively covering all of the Real Property Assets, and substantially in the form attached hereto as Exhibit O and allocated among the Real Property Assets at Buyer’s discretion.

“Property Owner” shall mean any direct or indirect subsidiary of the Buyer that owns a Real Property Asset.

“Prospectus” means the Amended and Restated Preliminary Prospectus of Senior Care, dated April 28, 2006.

“Provider Agreement” shall have the meaning set forth in Section 4.17.

“Real Property Assets” means, collectively, the Acquired Properties and the Owned Properties.

“Real Property Expenses” shall have the meaning set forth in Section 2.2(a).

“Registration Rights Agreement” means a Registration Rights Agreement, substantially in the form attached hereto as Exhibit P.

“REIT” shall have the meaning set forth in Section 4.7(h).

“REIT Liability” means (a) Taxes of IPC REIT for periods through the Closing Date, including, without limitation, Taxes, if any, resulting from the failure of IPC REIT to qualify as a REIT, (b) Taxes of IPC REIT after the Closing Date for periods ending on or before December 31 of the taxable year in which the Closing Date occurs if IPC REIT fails to qualify as a REIT on or before the Closing Date, including, without limitation, Taxes on gain recognized under Section 311 of the Code from an actual or deemed liquidation of IPC REIT on or after the Closing Date and (c) withholding Taxes, including under Code Section 1445, due as a result of the transfer of Trust Units or the Acquired IPC Interest Rights as contemplated by this Agreement.

“Release” means the intentional or unintentional spilling, emitting, leaking, pumping, pouring, emptying, discharging, injecting, escaping, leaching, dumping or disposing of any Hazardous Material into the indoor or outdoor environment.

“Remainder IPC Interests” shall have the meaning set forth in the Recitals.

“Re-Offer Provisions” shall have the meaning set forth in Section 12.6(b).

“Requisite Portion of Assets” shall mean Real Property Assets representing at least $489,750,000 of the Base Purchase Price of all of the Real Property Assets as set forth on Schedule 2.1(c) hereto in the column entitled “Base Purchase Price.”

“ROFO” shall have the meaning set forth in Section 12.6(a).

“ROFO Notice” shall have the meaning set forth in Section 12.6(b).

“ROFO Period” shall have the meaning set forth in Section 12.6(a).

“ROFO Price” shall have the meaning set forth in Section 12.6(b).

“ROFO Property” shall have the meaning set forth in Section 12.6(b).

“ROFO Purchase Agreement” shall have the meaning set forth in Section 12.6(f).

“SEC” shall have the meaning set forth in Section 5.8(a).

“SEC Documents” shall have the meaning set forth in Section 5.8(a).

“Securities” shall have the meaning set forth in the Recitals.

“Securities Act” shall have the meaning set forth in the Section 3.7.

“Security Deposit Letter of Credit” means the Letter of Credit described in Section 32 of the Agreement Regarding Leases.

“Seller” shall have the meaning set forth in the Preamble.

“Seller Consents” shall have the meaning set forth in Section 3.3(a).

“Seller Consent Letter” means a letter, substantially in the form attached hereto as Exhibit H-1.

“Seller Debt Expenses” means an amount equal to (a) all premiums, make-whole amounts, defeasance costs and other documented costs and expenses (other than the amounts specified in clauses (b), (c) and (d) of this definition) incurred by Seller, VSCRE or any Subsidiary to prepay, defease or assume the Indebtedness constituting the Specified Debt as contemplated by Section 6.6(a), the obligations of Seller, VSCRE or any Subsidiary for which shall not exceed, in the aggregate, the sum of (i) $10,377,061.84 and (ii) any Swap Proceeds, (b) all costs and expenses (other than the amounts specified in clauses (a), (c) and (d) of this definition) incurred by Seller, VSCRE or any Subsidiary with respect to all Indebtedness through and including the date hereof, (c) all principal, interest, premiums, make-whole amounts, defeasance costs and other costs and expenses (other than the amounts specified in clauses (a), (b) and (d) of this definition) accrued or incurred by Seller, VSCRE or any Subsidiary to prepay or defease any Indebtedness constituting the Bridge Debt as contemplated by Section 6.6(a), and (d) all premiums, make-whole amounts, defeasance costs and other costs and expenses (other than the amounts specified in clauses (a), (b) and (c) of this definition) incurred by Seller, VSCRE or any Subsidiary as of immediately prior to the Closing as a result of any act or omission on the part of any of Seller, VSCRE, any Subsidiary or any Affiliate thereof with respect to any Indebtedness; provided, however, that Seller Debt Expenses shall not include (i) any Buyer Debt Expenses or (ii) for the avoidance of doubt, except as set forth in clause (c) of this definition, any principal amount of any Indebtedness or any interest thereon.

“Seller Indemnified Parties” shall have the meaning set forth in Section 11.2(b).

“Seller Transaction Costs” means (a) all costs and expenses incurred by Seller, VSCRE and/or any of the Subsidiaries in connection with the negotiation, documentation,

execution, delivery and (with respect to VSCRE and any Subsidiary, excluding any period after the Closing) performance of the Transaction Documents, the offering contemplated by the Prospectus and the Pre-Closing Transactions, including, without limitation, the fees and disbursements of counsel, accountants and consultants engaged by Seller, any Subsidiary or any Affiliate thereof and any inspection, examination, survey, test boring, soil bearing test or other engineering, structural, building system, environmental, architectural or landscaping test or drawing performed by or at the direction of Seller, any Subsidiary or any Affiliate thereof in connection with the transactions contemplated hereby, (b) the IPC Redemption Costs, (c) the IPC Rights Exercise Price and (d) the Seller Debt Expenses.

“Senior Care” means Senior Care Real Estate Investment Trust, an unincorporated open-ended real estate investment trust established under the laws of the Province of Ontario, Canada.

“Specified Debt” means the Indebtedness of VSCRE and the Subsidiaries described on Schedule 13-7 hereto, provided that Specified Debt shall not include any Bridge Debt.

“Steps Memorandum” means that certain memorandum, dated September 6, 2006, from Davies Ward Phillips & Vineberg LLP to Messrs. Barry Reichmann and Manfred Walt, a copy of which memorandum is attached hereto as Exhibit Q.

“Step Up Liability” means any and all Damages relating to, in connection with or arising out of the matters described in Item 3(a)(ii) of Section 4.5 of the Disclosure Schedule.

“Stock Consideration” shall have the meaning set forth in Section 2.1(a).

“Subject Entities” means, collectively, (a) Balanced Care Corporation and its subsidiaries, (b) IPC AL Real Estate Investment Trust and its subsidiaries, (c) IPC (MT) Holdco, Inc. and its subsidiaries, (d) Elmcroft Investors One, LP and its subsidiaries, (e) Elmcroft Assisted Living, LLC and its subsidiaries, (f) Villas de Carlsbad, Ltd., (g) La Mesa Alzheimer’s Care, L.P. and its subsidiaries, (h) Point Loma Alzheimer’s Care, L.P., (i) Grossmont-IPG, Ltd., (j) Las Villas del Norte, Ltd., (k) Mountview Retirement, Ltd. and (l) Rancho Vista, LLC.

“Subsidiary” means any Person (other than an individual) with respect to which VSCRE (or any Subsidiary thereof) has the power to vote or direct the voting of sufficient securities or other interests to elect a majority of the directors (or persons in similar positions, including, without limitation, trustees) thereof; provided that, for the avoidance of doubt, IPC REIT shall be deemed a Subsidiary.

“Swap Proceeds” means any amounts payable to Seller or any of its Affiliates pursuant to the Contracts set forth on Schedule 13-8 hereto, including, without limitation, any amount payable in connection with the termination of such Contracts on or before the Closing Date in connection with the prepayment, defeasance or assumption of Indebtedness as contemplated by Section 6.6(a).

“Tax” or “Taxes” means all federal, state local or foreign taxes of any kind, including, without limitation, all net income, gross receipts, ad valorem, value added, transfer,

gains, franchise, profits, inventory, net worth, capital stock, assets, sales, use, license, estimated, withholding, payroll, premium, capital employment, social security, workers compensation, unemployment, excise, severance, stamp, occupation and property taxes, together with any interest and penalties, fines, additions to tax or additional amounts imposed by any Tax authority.

“Tax Return” means any return, report, declaration, statement, extension, form or other documents or information filed with or submitted to, or required to be filed with or submitted to, any governmental body in connection with the determination, assessment, collection or payment of any Tax.

“Tenant” means the tenant under each applicable Property Lease.

“Termination Date” shall have the meaning set forth in Section 10.1(a).

“Termination Fee” shall have the meaning set forth in Section 10.2.

“Threshold Amount” shall have the meaning set forth in Section 11.2(c).

“Title and Survey Materials” shall have the meaning set forth in Section 4.6(b).

“Transaction Documents” means, collectively, this Agreement, the Escrow Agreement, each Lease Document, each Non-Competition Agreement, the Registration Rights Agreement and the Letter Agreement.

“Transaction Taxes” shall have the meaning set forth in Section 12.4.

“Transfer Tax Memorandum” means that certain memorandum, dated September 6, 2006, from Kirkpatrick & Lockhart Nicholson Graham, LLP, a copy of which memorandum is attached hereto as Exhibit R.

“Trust Units” shall have the meaning set forth in the Recitals.

“United Rehab Real Property Assets” means the Real Property Assets described in Section 13-E of the Disclosure Schedule.

“VSCRE” shall have the meaning set forth in the Preamble.

SECTION 14. MISCELLANEOUS

14.1. Construction.

Within this Agreement, the other Transaction Documents and all other documents required to consummate the transactions contemplated hereby, the singular shall include the plural and the plural shall include the singular, and any gender shall include all other genders, all as the meaning and the context of this Agreement shall require. Unless otherwise specified, references to section numbers contained herein shall mean the applicable section of this Agreement and references to exhibits and schedules shall mean the applicable exhibits and schedules to this Agreement. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder and any successor statute or Law thereto, unless the context requires otherwise.

14.2. Further Assurances and Notice of Certain Matters.

Each party hereto shall use its commercially reasonable efforts to comply with all requirements imposed hereby on such party and to cause the transactions contemplated herein to be consummated as contemplated herein and shall, from time to time and without further consideration, either before or after the Closing, execute such further instruments and take such other actions as any other party hereto shall reasonably request in order to fulfill its obligations under this Agreement and to effectuate the purposes of this Agreement and to provide for the orderly and efficient transition to the Buyer of the ownership of the Securities. Each party shall promptly notify the other parties of any event or circumstance known to such party that could prevent or delay the consummation of the transactions contemplated herein or which would indicate a breach or non-compliance with any of the terms, conditions, representations, warranties or agreements of any of the parties to this Agreement.

14.3. Costs and Expenses.

Seller shall bear the Seller Transaction Costs and the Buyer shall bear the Buyer Transaction Costs and to the extent not covered by the foregoing, each party will pay its own costs and expenses.

14.4. Notices.

All notices or other communications permitted or required under this Agreement shall be in writing and shall be sufficiently given if and when hand delivered or sent by facsimile to the Persons set forth below or if sent by documented overnight delivery service or certified mail, postage prepaid, return receipt requested, addressed as set forth below or to such other Person or Persons and/or at such other address or addresses (or facsimile number) as shall be furnished in writing by any party hereto to the others. Any such notice or communication shall be deemed to have been given as of the date received, in the case of personal delivery, or on the date shown on the receipt or confirmation therefor in all other cases.

To the Buyer (or VSCRE after the Closing):

Ventas, Inc.

111 S. Wacker Drive

Suite 4800

Chicago, IL 60606

Attention: General Counsel

Facsimile: (502) 357-9001

With copies to:

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, NY 10019

Attention: Steven A. Seidman

Facsimile: (212) 728-8111

To the Guarantor, Seller or (prior to the Closing) VSCRE:

SCRE Investments, Inc.

9510 Ormsby Station Road

Suite 101

Louisville, Kentucky 40223

Attention: President and Chief Executive Officer

Facsimile: (502) 753-6100

With copies to:

Goodmans LLP

250 Yonge Street

Suite 2400

Toronto, ON M5B 2M6

Attention: Stephen Pincus, Esq.

Facsimile: (416) 979-1234

14.5. Assignment and Benefit.

(a) This Agreement shall be binding upon and inure to the benefit of the parties and their respective permitted successors and permitted assigns. Neither this Agreement, nor any of the rights hereunder or thereunder, may be assigned by any party, nor may any party delegate any obligations hereunder or thereunder, without the written consent of the other party hereto or thereto; provided, that the Buyer may assign its rights hereunder to one or more of its Affiliates (but the Buyer shall not be released from its obligations hereunder upon any such assignment). Any assignment or attempted assignment other than in accordance with this Section 14.5(a) shall be void ab initio.

(b) Except as otherwise provided in Section 11, this Agreement shall not be construed as giving any Person, other than the parties hereto and their permitted successors, heirs and assigns, any legal or equitable right, remedy or claim under or in respect of this Agreement or any of the provisions herein contained, this Agreement and all provisions and conditions hereof being intended to be, and being, for the sole and exclusive benefit of such parties, and permitted successors, heirs and assigns and for the benefit of no other Person or entity.

14.6. Amendment, Modification and Waiver.

The parties hereto may amend or modify, or may waive any right or obligation under, this Agreement in any respect, provided that any such amendment, modification or waiver shall be in writing and executed by the Buyer and Seller. No waiver of any breach of any provision of this Agreement shall constitute or operate as a waiver of any other breach of such provision or of any other provision hereof, nor shall any failure to enforce any provision hereof operate as a waiver of such provision or of any other provision hereof.

14.7. Governing Law; Consent to Jurisdiction.

This Agreement is made pursuant to, and shall be construed and enforced in accordance with, the laws of the State of New York, irrespective of the principal place of business, residence or domicile of the parties hereto, and without giving effect to otherwise applicable principles of conflicts of law. Any legal action, suit or Proceeding arising out of or relating to this Agreement shall be instituted in any federal court or in any state court located in New York, New York, and each party hereto hereby waives any objection which such party may now or hereafter have to the laying of the venue of any such action, suit or Proceeding, and hereby irrevocably and unconditionally submits to the jurisdiction of any such court. Any and all service of process and any other notice in any such action, suit or Proceeding shall be effective against any party hereto if given as provided in Section 14.4. Nothing herein contained shall be deemed to affect the right of any party to serve process in any other manner permitted by applicable Law.

14.8. Currency.

All dollar amounts herein are expressed in U.S. currency.

14.9. Section Headings and Defined Terms.

The section headings contained herein are for reference purposes only and shall not in any way affect the meaning and interpretation of this Agreement. Except as otherwise indicated, all agreements defined herein refer to the same as from time to time amended or supplemented or the terms thereof waived or modified in accordance herewith and therewith.

14.10. Severability.

The invalidity or unenforceability of any particular provision, or part of any provision, of this Agreement shall not affect the other provisions or parts hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions or parts were omitted.

14.11. Counterparts.

This Agreement and the other documents required to consummate the transactions contemplated herein may be executed in one or more counterparts, each of which shall be deemed an original (including facsimile signatures), and all of which together shall be deemed to be one and the same instrument. The parties hereto may deliver this Agreement and the other documents required to consummate the transactions contemplated herein by telecopier machine/facsimile and each party shall be permitted to rely upon the signatures so transmitted to the same extent and effect as if they were original signatures.

14.12. Entire Agreement.

This Agreement, the other Transaction Documents, the Disclosure Schedule and the schedules and exhibits hereto constitute the entire agreement between the parties hereto, and supersede all prior agreements and understandings (written or oral), with respect to such subject matter.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, each of the parties hereto has duly executed this Securities Purchase Agreement as of the date first above written.

SCRE INVESTMENTS, INC.

By:	/s/ Robin L. Barber
Name:	Robin L. Barber
Title:	Vice President and Secretary

VSCRE HOLDINGS, LLC

By:	/s/ Robin L. Barber
Name:	Robin L. Barber
Title:	Vice President and Secretary

IPC EQUITY HOLDINGS LIMITED

By:	/s/ J. B. Unsworth
Name:	J. B. Unsworth
Title:	Director

VENTAS, INC.

By:	/s/ T. Richard Riney
Name:	T. Richard Riney
Title:	Executive Vice President
and General Counsel